Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: EMERGE ENERGY SERVICES LP, et al., Debtors.(1)	x : : : : : : :x	Chapter 11 Case No. 19-11563 (KBO) Jointly Administered

MODIFIED SECOND AMENDED JOINT PLAN OF REORGANIZATION FOR

EMERGE ENERGY SERVICES LP AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

RICHARDS, LAYTON & FINGER, P.A.	LATHAM & WATKINS LLP

John H. Knight (No. 3848)	George A. Davis
Paul N. Heath (No. 3704)	Keith A. Simon
Zachary I. Shapiro (No. 5103) Brett M. Haywood (No. 6166)	Hugh K. Murtagh Liza L. Burton
920 North King Street	885 Third Avenue
Wilmington, Delaware 19801	New York, New York 10022
Telephone: (302) 651-7700	Telephone: (212) 906-1200
Facsimile: (302) 651-7701	Facsimile: (212) 751-4864

Counsel for the Debtors and Debtors-in-Possession

Dated:                 December 18, 2019

(1)   The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Emerge Energy Services LP (2937), Emerge Energy Services GP LLC (4683), Emerge Energy Services Operating LLC (2511), Superior Silica Sands LLC (9889), and Emerge Energy Services Finance Corporation (9875).  The Debtors’ address is 5600 Clearfork Main Street, Suite 400, Fort Worth, Texas 76109.

TABLE OF CONTENTS

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME, CONSENT RIGHTS, AND DEFINED TERMS		1
A.	Rules of Interpretation; Computation of Time	1
B.	Certain Consent Rights	2
C.	Defined Terms	2

ARTICLE II. ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS		19
A.	Administrative Claims	19
	1. Bar Date for Administrative Claims	19
	2. Professional Fee Claims	20
B.	DIP Credit Agreement Claims	20
C.	Priority Tax Claims	21

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS		21
A.	Summary	21
B.	Classification and Treatment of Claims and Equity Interests	22
	1. Class 1 - Other Priority Claims	22
	2. Class 2 - Other Secured Claims	23
	3. Class 3 - Secured Tax Claims	23
	4. Class 4 - Prepetition Credit Agreement Claims	24
	5. Class 5 - Prepetition Notes Claims	25
	6. Class 6 - General Unsecured Claims	26
	7. Class 7 - Intercompany Claims	27
	8. Class 8 - Old Emerge GP Equity Interests	27
	9. Class 9 - Old Emerge LP Equity Interests	27
	10. Class 10 - Old Affiliate Equity Interests in any Emerge LP Subsidiary	28
C.	Special Provision Governing Unimpaired Claims	28
D.	Elimination of Vacant Classes	28

ARTICLE IV. ACCEPTANCE OR REJECTION OF THE PLAN		29
A.	Presumed Acceptance of Plan	29
B.	Presumed Rejection of Plan	29
C.	Voting Classes	29
D.	Acceptance by Impaired Class of Claims	29
E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	29
F.	Votes Solicited in Good Faith	29

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN		30
A.	Global Settlement	30
B.	Restructuring Transactions	30
C.	Continued Corporate Existence	31
D.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims	31
E.	Exit Facility Loan Documents	32

F.	No Termination or Release of Prepetition Debt Liens	32
G.	New GP/LP Equity Interests; Book Entry	33
H.	New Management Incentive Plan	33
I.	New Warrants	33
J.	Plan Securities and Related Documentation; Exemption from Securities Laws	33
K.	Release of Liens and Claims	34
L.	Organizational Documents of the Reorganized Debtors	35
M.	Directors and Officers of the Reorganized Debtors	35
N.	Corporate Action	35
O.	Cancellation of Notes, Certificates and Instruments	36
P.	Old GP/LP Equity Interests; Old Affiliate Equity Interests	36
Q.	Sources of Cash for Plan Distributions	37
R.	Continuing Effectiveness of Final Orders	37
S.	Funding and Use of Carve Out Reserve	37
T.	Payment of Fees and Expenses of Certain Creditors	37

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		38
A.	Treatment of Executory Contracts and Unexpired Leases	38
B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases	39
C.	Rejection of Executory Contracts and Unexpired Leases	40
D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	40
E.	D&O Liability Insurance Policies	40
F.	Indemnification Provisions	41
G.	Extension of Time to Assume or Reject	42
H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	42

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		42
A.	Distributions for Claims Allowed as of the Effective Date	42
B.	No Postpetition Interest on Claims	42
C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent	43
D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions	43
	1. Record Date for Distributions	43
	2. Delivery of Distributions in General	43
	3. Minimum Distributions	44
	4. Undeliverable Distributions	44
E.	Compliance with Tax Requirements	45
F.	Allocation of Plan Distributions Between Principal and Interest	45
G.	Means of Cash Payment	45
H.	Timing and Calculation of Amounts to Be Distributed	46
I.	Setoffs	46

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS AND EQUITY INTERESTS		46
A.	Resolution of Disputed Claims and Equity Interests	46
	1. Allowance of Claims and Equity Interests	46
	2. Prosecution of Objections to Claims and Equity Interests	47

	3. Claims Estimation	47
	4. Deadline to File Objections to Claims and Equity Interests	47
B.	No Distributions Pending Allowance	47
C.	Distributions on Account of Disputed Claims and Disputed Equity Interests Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims and Allowed Equity Interests	48
D.	Reserve for Disputed Claims and Disputed Equity Interests	48

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		48
A.	Conditions Precedent to Confirmation	48
B.	Conditions Precedent to Consummation	49
C.	Waiver of Conditions	50
D.	Effect of Non-Occurrence of Conditions to Confirmation or Consummation	50

ARTICLE X. RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS		50
A.	General	50
B.	Release of Claims and Causes of Action	51
C.	Waiver of Statutory Limitations on Releases	53
D.	Discharge of Claims and Equity Interests	53
E.	Exculpation	54
F.	Preservation of Causes of Action	54
	1. Maintenance of Causes of Action	54
	2. Preservation of All Causes of Action Not Expressly Settled or Released	54
G.	Injunction	55
H.	Binding Nature Of Plan	55
I.	Released and Settled Claims.	55
J.	Protection Against Discriminatory Treatment	56
K.	Integral Part of Plan	56

ARTICLE XI. RETENTION OF JURISDICTION		56

ARTICLE XII. MISCELLANEOUS PROVISIONS		58
A.	Substantial Consummation	58
B.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses	58
C.	Conflicts	58
D.	Modification of Plan	58
E.	Revocation or Withdrawal of Plan	59
F.	Successors and Assigns	59
G.	Reservation of Rights	59
H.	Further Assurances	59
I.	Severability	60
J.	Service of Documents	60
K.	Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code	61
L.	Governing Law	61

M.	Tax Reporting and Compliance	62
N.	Schedules	62
O.	No Strict Construction	62
P.	Entire Agreement	62
Q.	Closing of Chapter 11 Cases	62
R.	Dissolution of Committee	62
S.	2002 Notice Parties	62

MODIFIED SECOND AMENDED JOINT PLAN OF REORGANIZATION FOR

EMERGE ENERGY SERVICES LP AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Emerge Energy Services LP and the other above-captioned debtors and debtors-in-possession (each a “Debtor” and, collectively, the “Debtors”) jointly propose the following plan of reorganization for the resolution of the outstanding Claims (as defined below) against, and Equity Interests (as defined below) in, each of the Debtors.  Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims against and Equity Interests in each Debtor pursuant to the Bankruptcy Code (as defined below).  The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code.  Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, and projections, and for a summary and analysis of this Plan, the treatment provided for herein and certain related matters.  There also are other agreements and documents, which will be filed with the Bankruptcy Court (as defined below), that are referenced in this Plan or the Disclosure Statement as Exhibits and Plan Schedules.  All such Exhibits and Plan Schedules are incorporated into and are a part of this Plan as if set forth in full herein.  Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019 and the terms and conditions set forth in this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME,
CONSENT RIGHTS, AND DEFINED TERMS

A.                                     Rules of Interpretation; Computation of Time

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced item shall be substantially in that form or substantially on those terms and conditions; (c) except as otherwise provided herein, any reference herein to an existing or to be Filed contract, lease, instrument, release, indenture, or other agreement or document shall mean as it may be amended, modified or supplemented from time to time; (d) any reference to an Entity as a Holder of a Claim or an Equity Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles,” “Sections,” “Exhibits” and “Plan Schedules” are references to Articles, Sections, Exhibits and Plan Schedules hereof or hereto; (f) unless otherwise stated, the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, indenture, or other agreement or document entered into in connection with this Plan and except as expressly provided in Article XII.C of this Plan, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan; (j) references to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection; (k) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (l) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (m) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (n) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated.  Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to “the Debtors” or to “the Reorganized Debtors” shall mean “the Debtors and the Reorganized Debtors,” as applicable, to the extent the context requires.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.  If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

B.                                     Certain Consent Rights

Notwithstanding anything in the Plan to the contrary, any and all consent rights of the Consenting Creditors set forth in the Restructuring Support Agreement with respect to the form and substance of this Plan, the Plan Supplement, the Plan Documents, and any other Definitive Document (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions set forth herein) and fully enforceable as if stated in full herein until such time as the Restructuring Support Agreement is terminated in accordance with its terms.

C.                                    Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

“510(b) Equity Claim” means any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code.

“Accrued Professional Compensation” means, with respect to a particular Professional, an Administrative Claim of such Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred on or after the Petition Date and prior to and including the Effective Date (including, without limitation, reasonable out-of-pocket expenses of the Committee Members incurred in discharge of their duties as such).

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and through the Effective Date; (c) DIP Credit Agreement Claims, (d) Cure Claim Amounts, and (e) all fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code.

“Administrative Claims Bar Date” means the Business Day which is thirty (30) days after the Effective Date, or such other date as approved by Final Order of the Bankruptcy Court.

“Affiliate” means an “affiliate,” as defined in section 101(2) of the Bankruptcy Code.

“Affiliate Debtor(s)” means, individually or collectively, any Debtor or Debtors other than Emerge GP or Emerge LP.

“Allowed” means, with respect to a Claim or Equity Interest, an Allowed Claim or Allowed Equity Interest in a particular Class or category specified.  Any reference herein to the allowance of a particular Allowed Claim includes both the secured and unsecured portions of such Claim.

“Allowed Claim” means any Claim that is not a Disputed Claim or a Disallowed Claim and (a) for which a Proof of Claim has been timely Filed by the applicable Claims Bar Date or deemed timely Filed under applicable law or by order of the Bankruptcy Court and as to which no objection to allowance thereof has been timely interposed within the applicable period of time fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or order of the Bankruptcy Court; (b) that has been listed by the Debtors in their Schedules as liquidated in a specified amount and is not disputed or contingent and for which no contrary Proof of Claim has been timely Filed; or (c) that is expressly Allowed pursuant to the terms of this Plan or a Final Order of the Bankruptcy Court.  The term “Allowed Claim” shall not, for purposes of computing distributions under this Plan, include interest on such Claim from and after the Petition Date, except as provided in sections 506(b) or 511 of the Bankruptcy Code or as otherwise expressly set forth in this Plan or a Final Order of the Bankruptcy Court.

“Allowed            Claim” means an Allowed Claim of the type described.

“Allowed Equity Interest” means any Old GP/LP Equity Interest that is not a Disputed Equity Interest and (a) as to which no objection to allowance has been timely interposed in accordance with section 502 of the Bankruptcy Code or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder; or (b) that is expressly allowed by this Plan.

“Allowed            Equity Interest” means an Allowed Equity Interest of the type described.

“Amended/New Organizational Documents” means, as applicable, the amended and restated or new applicable organizational documents of the New General Partner and Reorganized Emerge LP Filed with the Plan Supplement.

“Avoidance Actions” means any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code; provided that Avoidance Action does not include Released and Settled Claims.

“Ballots/Opt-Out Forms” means the ballots and opt-out forms accompanying the Disclosure Statement, which were approved by the Disclosure Statement Order (modified, as necessary, based upon the applicable recipient in accordance with the Disclosure Statement Order).

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

“Beneficial Holder” means, as of the applicable date of determination, a beneficial owner of the Prepetition Notes or Old Emerge LP Equity Interests as reflected in the records maintained by the Registered Record Owner or Intermediary Record Owner, as applicable.

“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

“Cash” means the legal tender of the United States of America or the equivalent thereof.

“Carve Out Reserve” means the reserve established and maintained by the Reorganized Debtors to pay in full in Cash the Professional Fee Claims incurred on or prior to the Effective Date.

“Causes of Action” means any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

“Chapter 11 Case(s)” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court being jointly administered under Case No. 19-11563 (KBO).

“Claim” means any “claim” (as defined in section 101(5) of the Bankruptcy Code) against any Debtor.

“Claims Bar Date” means the last date for filing a Proof of Claim in these Chapter 11 Cases, as provided in the Claims Bar Date Order.

“Claims Bar Date Order” means that certain Order Pursuant to Bankruptcy Rule 3003(c)(3) and Local Rule 2002-1(e) Establishing Bar Dates and Related Procedures for Filing Proofs of Claim (Including for Administrative Expense Claims Arising Under Section 503(b)(9) of the Bankruptcy Code) and Approving the Form and Manner of Notice Thereof, entered by the Bankruptcy Court in the Chapter 11 Cases (Docket No. 157), as amended, supplemented or modified from time to time.

“Claims Objection Deadline” means, with respect to any Claim, the latest of (a) one hundred eighty (180) days after the Effective Date; (b) ninety (90) days after the Filing of an applicable Proof of Claim, or (c) such other date as may be specifically fixed by Final Order of the Bankruptcy Court for objecting to such Claim.

“Claims Register” means the official register of Claims maintained by the Voting and Claims Agent.

“Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

“CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

“Collateral” means any property or interest in property of the Debtors’ Estates that is subject to a valid and enforceable Lien to secure a Claim.

“Commission” means the U.S. Securities and Exchange Commission.

“Committee” means any official committee of the Debtors appointed by the United States Trustee in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, if appointed and as reconstituted from time to time.

“Committee Members” means the members of the Committee and their respective successors and assigns.

“Confirmation” means the occurrence of the Confirmation Date, subject to all conditions specified in Article IX of this Plan having been satisfied or waived pursuant to Article IX of this Plan.

“Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Cases.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code.

“Consenting Creditors” means, collectively, the Consenting Prepetition Credit Agreement Lenders and the Consenting Prepetition Noteholders.

“Consenting Creditors Professionals” means, collectively, (i) Weil, Gotshal & Manges LLP, as counsel to the Consenting Creditors, (ii) Pachulski, Stang, Ziehl & Jones LLP as Delaware counsel to the Consenting Creditors, and (iii) any other professional retained by the Consenting Creditors during the Chapter 11 Cases.

“Consenting Equity Holders” means the direct and indirect owners of Emerge GP that are party to the Restructuring Support Agreement as “Consenting Equity Holders” thereunder.

“Consenting Prepetition Credit Agreement Lenders” means those Holders of the Prepetition Credit Agreement Claims that are party to the Restructuring Support Agreement as “Consenting Revolving Loan Lenders” thereunder.

“Consenting Prepetition Noteholders” means those Holders of the Prepetition Notes that are party to the Restructuring Support Agreement as “Consenting Noteholders” thereunder.

“Consummation” means the occurrence of the Effective Date.

“Cure Claim Amount” has the meaning set forth in Article VI.B of this Plan.

“D&O Liability Insurance Policies” means all insurance policies (including, without limitation, any management liability policies, general liability policies, any errors and omissions policies, and, in each case, any agreements, documents, or instruments related thereto) issued at any time on or prior to the Effective Date and providing coverage for liability of any Debtor’s directors, managers, and officers, and including any “tail”, “runoff” or extended reporting period coverage to the extent obtained by the Debtors in relation to any such insurance policies.

“Debtor(s)” means, individually, any of the above-captioned debtors and debtors-in-possession and, collectively, all of the above-captioned debtors and debtors-in-possession.

“Debtor Release” has the meaning set forth in Article X.B hereof.

“Debtor Releasing Parties” has the meaning set forth in Article X.B hereof.

“DIP Credit Agreement” means that certain Senior Secured Priming and Superpriority Debtor-In-Possession Credit and Security Agreement, dated as of July 19, 2019, by and among Emerge LP, the Emerge LP Subsidiaries party thereto, the DIP Credit Agreement Agent, and the DIP Credit Agreement Lenders, as amended, supplemented, or modified from time to time prior to the Effective Date.

“DIP Credit Agreement Agent” means HPS Investment Partners, LLC, in its capacity as administrative agent under the DIP Credit Agreement.

“DIP Credit Agreement Claims” means any and all Claims arising from, under or in connection with the DIP Credit Agreement (including, without limitation, any and all “Obligations” as defined therein) or any other DIP Loan Document.

“DIP Credit Agreement Lenders” means the lenders party to the DIP Credit Agreement from time to time.

“DIP Credit Agreement Liens” means the Liens securing the payment of the DIP Credit Agreement Claims.

“DIP Loan Documents” means, collectively, the DIP Credit Agreement and the DIP Security Document.

“DIP Order” means that certain Final Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Certain Protections to Prepetition Secured Parties, (III) Scheduling a Final Hearing, and (IV) Granting Related Relief, entered by the Bankruptcy Court in the Chapter 11 Cases (Docket No. 209), as such order may be amended, supplemented, or modified from time to time.

“DIP Security Document” means the “Security Document” as defined in the DIP Credit Agreement, in each case as amended, supplemented, or modified from time to time prior to the Effective Date.

“Disallowed” means, with respect to a Claim or Equity Interest, a Disallowed Claim or Disallowed Equity Interest in a particular Class or category specified.

“Disallowed Claim” means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order, or (b) (i) is Scheduled at zero, in an unknown amount or as contingent, disputed or unliquidated and

(ii) as to which the Claims Bar Date has been established but no Proof of Claim has been timely Filed or deemed timely Filed under applicable law or by order of the Bankruptcy Court.

“Disallowed Equity Interest” means any Old GP/LP Equity Interest that has been disallowed by Final Order.

“Disclosure Statement” means that certain Disclosure Statement for First Amended Joint Plan of Reorganization for Emerge Energy Services LP and its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code, dated as of September 11, 2019 (as amended, supplemented, or modified from time to time) that was approved by the Disclosure Statement Order.

“Disclosure Statement Order” means that certain Order (I) Approving the Disclosure Statement, (II) Establishing the Voting Record Date, Voting Deadline and Other Dates, (III) Approving Procedures for Soliciting, Receiving and Tabulating Votes on the Plan and for Filing Objections to the Plan, (IV) Approving the Manner and Form of Notice and Other Related Documents, (V) Approving Procedures for Assumption of Contracts and Leases and Form and Manner of Assumption Notice, and (VI) Granting Related Relief, entered by the Bankruptcy Court in the Chapter 11 Cases, as such order may be amended, supplemented, or modified from time to time.

“Disputed Claim” means any Claim, or any portion thereof, that is not a Disallowed Claim, that has not been Allowed pursuant to this Plan or a Final Order of the Bankruptcy Court, and

(a)                                 if a Proof of Claim has been timely Filed by the applicable Claims Bar Date or deemed timely Filed under applicable law or by order of the Bankruptcy Court, such Claim is designated on such Proof of Claim as unliquidated, contingent or disputed, or in zero or unknown amount, and has not been resolved by written agreement of the parties or a Final Order of the Bankruptcy Court; or

(b)                                 if either (1) a Proof of Claim has been timely Filed by the applicable Claims Bar Date or (2) a Claim has been listed on the Schedules as other than unliquidated, contingent or disputed, or in zero or unknown amount, a Claim as to which any Debtor or other party in interest permitted under section 502(a) of the Code to assert an objection has timely filed an objection or request for estimation in accordance with this Plan, the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court or for which such time period to object or file a request for estimation has not yet expired as of the applicable date of determination, in each case which objection, request for estimation or dispute has not been withdrawn, overruled or determined by a Final Order; or

(c)                                  that is the subject of an objection or request for estimation Filed in the Bankruptcy Court and which such objection or request for estimation has not been withdrawn, resolved or overruled by Final Order of the Bankruptcy Court.

“Disputed Equity Interest” means an Equity Interest, or any portion thereof, that (a) is the subject of an objection or request for estimation Filed in the Bankruptcy Court and which objection or request for estimation has not been withdrawn or overruled by a Final Order of the Bankruptcy Court, and/or (b) is otherwise disputed by the Debtors or the Reorganized Debtors in accordance with applicable law, which dispute has not been withdrawn, resolved or overruled by Final Order.

“Distribution Agent” means the Reorganized Debtors (other than Emerge GP), or any party designated by the Reorganized Debtors (other than Emerge GP) to serve as distribution agent under this Plan.  For purposes of distributions under this Plan to the Holders of Allowed DIP Credit Agreement

Claims, Allowed Prepetition Credit Agreement Claims and Allowed Prepetition Notes Claims, the DIP Credit Agreement Agent, the Prepetition Credit Agreement Agent and the Prepetition Notes Agent, respectively, will be and shall act as the Distribution Agent.

“Distribution Record Date” means the date for determining which Holders of Claims and Equity Interests are eligible to receive distributions under this Plan, which date shall be the Effective Date.

“DTC” means the Depository Trust Company.

“Effective Date” means the first Business Day on which the conditions specified in Article IX of this Plan, have been satisfied or waived in accordance with the terms of Article IX.

“Emerge GP” means Emerge Energy Services GP LLC, as debtor and debtor-in-possession in these Chapter 11 Cases.

“Emerge Holdings” means Emerge Energy Services Holdings LLC, a non-debtor in these Chapter 11 Cases and the sole member of Emerge GP.

“Emerge LP” means Emerge Energy Services LP, as debtor and debtor-in-possession in these Chapter 11 Cases.

“Emerge LP Subsidiary” means each direct and indirect subsidiary of Emerge LP, as debtor and debtor-in-possession in these Chapter 11 Cases.

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Equity Interest” means (a) any Equity Security or other ownership interest in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding units, shares of stock and other ownership interests (whether general partnership interests, limited partnership interests, or otherwise), together with (i) any options, warrants or contractual rights to purchase or acquire any such Equity Securities at any time with respect to any Debtor, and all rights arising with respect thereto and (ii) the rights of any Person or Entity to purchase or demand the issuance of any of the foregoing and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and call and put rights; (4) share-appreciation rights; and (5) all Unexercised Equity Interests, and (b) any 510(b) Equity Claim, in each case, as in existence immediately prior to the Effective Date.

“Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

“Estate(s)” means, individually, the estate of each of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§  78a et seq., as now in effect or hereafter amended, and any similar federal, state or local law.

“Exculpated Parties” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Committee and the members thereof in their capacity as such; and (d) with respect to each of the foregoing in clauses (a) through (c), to the extent they are estate fiduciaries, each such Entity’s current and former Affiliates, and each such Entity’s and its current and former Affiliates’ current and former subsidiaries, officers, directors (including any sub-committee of directors), managers, principals, members (including ex officio members and managing members), employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such on or after the Petition Date.

“Exculpation” means the exculpation provision set forth in Article X.E hereof.

“Executory Contract” means a contract to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Exhibit” means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time).

“Exit Facility Agent” means the administrative agent and collateral agent under the Exit Facility Credit Agreement, solely in its capacity as such.

“Exit Facility Credit Agreement” means the credit agreement, Filed with the Plan Supplement, which credit agreement shall contain terms and conditions consistent in all respects with those set forth on the Exit Facility Term Sheet and, to the extent any terms and conditions are not set forth on or contemplated therein, such other terms and conditions as are acceptable to the Special Restructuring Committee and the Majority Noteholders in the manner set forth in the Restructuring Support Agreement.

“Exit Facility Intercreditor Agreement” means that certain intercreditor agreement to be entered into on the Effective Date by and among the Exit Facility Agent and the New Second Lien Notes Agent, which document shall contain such terms and conditions as shall be set forth in the form intercreditor agreement or summary term sheet (summarizing the material terms) to be Filed with the Plan Supplement, and which terms and conditions shall be acceptable to the parties thereto.

“Exit Facility Lenders” means each of the lenders under the Exit Facility Credit Agreement, solely in their respective capacities as such.

“Exit Facility Loan Documents” means the Exit Facility Credit Agreement, the Exit Facility Intercreditor Agreement, and any other guarantee, security agreement, deed of trust, mortgage, and other documents (including UCC financing statements), contracts, and agreements entered into with respect to, or in connection with, the Exit Facility Credit Agreement.

“Exit Facility Loans” means the loans contemplated under the Exit Facility Credit Agreement.

“Exit Facility Term Sheet” means the term sheet Filed with the Plan Supplement.

“Face Amount” means (a) when used in reference to a Disputed Claim, the full stated amount of the Claim asserted by the applicable Holder in any Proof of Claim timely Filed with the Bankruptcy Court, (b) when used in reference to an Allowed Claim, the Allowed amount of such Claim, and (c) with respect to Old GP/LP Equity Interests, the number of shares or units held by such Holder.

“File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

“General Unsecured Claim” means any Claim that is not a/an: Administrative Claim; DIP Credit Agreement Claim; Professional Fee Claim; Priority Tax Claim; Secured Tax Claim; Other Priority Claim; Other Secured Claim; Intercompany Claim; Prepetition Debt Claim; or 510(b) Equity Claim.

“Global Settlement” means that certain settlement incorporated into and described in Article V.A of this Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and consistent in all respects with the Restructuring Support Agreement.

“Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

“Holder” means an Entity holding a Claim or Equity Interest.

“Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Provisions” means, collectively, each of the provisions currently in place (whether in bylaws, certificates of formation or incorporation, board resolutions, employment contracts or otherwise) whereby any Debtor agrees to indemnify, reimburse, provide contribution or advance fees and expenses to or for the benefit of, defend, exculpate, or limit the liability of, any Indemnified Party.

“Indemnified Parties” means each of the Debtor’s respective directors, officers, and managers in their respective capacities as such, and solely to the extent that such party was serving in such capacity on or any time after the date of the Restructuring Support Agreement.

“Initial Distribution Date” means the date that is as soon as practicable after the Effective Date, but no later than thirty (30) days after the Effective Date, when, subject to the “Treatment” sections in Article III hereof, distributions under this Plan shall commence to Holders of Allowed Claims and Allowed Equity Interests; provided that any applicable distributions under this Plan on account of the DIP Credit Agreement Claims and the Prepetition Debt Claims shall be made to the applicable Distribution Agent on the Effective Date, and each such Distribution Agent shall make its respective distributions as soon as practicable thereafter.

“Intercompany Claim” means any Claim against any of the Debtors held by another Debtor, other than an Administrative Claim.

“Intermediary Record Owners” means, as of the applicable date of determination, the banks, brokerage firms, or the agents thereof as the Entity through which the Beneficial Holders hold the Prepetition Notes or Old Emerge LP Equity Interests, as applicable.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service of the United States of America.

“Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any property or asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such property or asset.

“Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or any Estate may hold against any Person or Entity, including, without limitation, the Causes of Action of the Debtors or their Estates, in each case solely to the extent of the Debtors’ or their Estates’ interest therein.  A non-exclusive list of the Litigation Claims held by the Debtors as of the Effective Date is to be Filed with the Plan Supplement, which shall be deemed to include any derivative actions filed against any Debtor as of the Effective Date.

“Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

“Majority Noteholders” means Prepetition Noteholders holding more than 50% of the outstanding aggregate principal amount of the Prepetition Notes Claims.

“Majority Lenders” means Prepetition Credit Agreement Lenders holding more than 50% of the outstanding aggregate principal amount of the Prepetition Credit Agreement Claims.

“MSHA Action” means that certain mud retaining pond wall breach, which occurred on June 21, 2019 at the San Antonio, Texas facility of the Debtors, the related 103(k) order issued by the Mine Safety and Health Administration affecting the entire mine area at the San Antonio Texas facility, and all related matters affecting the condition of the mine at the San Antonio Texas Facility.

“New Board” means the initial board of directors of the New General Partner to be put in place on and as of the Effective Date, which board shall be selected by the Majority Noteholders as described in the Restructuring Term Sheet.  The members of the New Board shall be Filed with the Plan Supplement.

“New Emerge GP Equity Interests” means the ownership interests in the New General Partner authorized to be issued pursuant to this Plan (and subject to the Restructuring Transactions) and the Amended/New Organizational Documents.

“New Emerge LP Equity Interests” means the ownership interests in Reorganized Emerge LP (whether general or limited) authorized to be issued pursuant to this Plan (and subject to the Restructuring Transactions) and the Amended/New Organizational Documents, including the New General Partnership Interests and the New Limited Partnership Interests.

“New General Partner” means, in accordance with the Restructuring Transactions, the new general partner of Reorganized Emerge LP appointed by the Majority Noteholders and newly formed pursuant to this Plan on or after the Effective Date, and its successors.

“New GP/LP Equity Interests” means, collectively, the New Emerge GP Equity Interests and the New Emerge LP Equity Interests.

“New General Partnership Interests” means the new general partnership interests in Reorganized Emerge LP to be issued on and as of the Effective Date to the New General Partner.

“New Limited Partnership Interests” means the new limited partnership interests in Reorganized Emerge LP to be issued on and as of the Effective Date to the Prepetition Noteholders and, subject to the terms and conditions of this Plan, certain other Holders.

“New Management Incentive Plan” means a post-Effective Date equity incentive plan providing for the issuance from time to time, as approved by the New Board, of New Limited Partnership Interests to those individuals involved in day-to-day management of the Reorganized Debtors.  The New Board shall determine allocation and other terms of the New Management Incentive Plan.

“New Management Incentive Plan Equity” means the New Limited Partnership Interests issued pursuant to the New Management Incentive Plan.

“New Railcar Lease Agreements” means those certain railcar lease agreements entered into between the Debtors and the Specified Rail Car Lessors pursuant to the New Railcar Lease Agreements Order.

“New Railcar Lease Agreements Order” means the Order Authorizing the Debtors to (I) Reject Certain Railcar Lease Agreements Nunc Pro Tunc to the Petition Date and (II) Enter Into Proposed New Railcar Lease Agreements Effective as of the Petition Date entered by the Bankruptcy Court in the Chapter 11 Cases (Docket No. 208), as such order may be amended, supplemented, or modified from time to time.

“New Second Lien Notes” means the secured notes contemplated under the New Second Lien Notes Agreement.

“New Second Lien Notes Agent” means HPS Investment Partners, LLC, in its capacity as administrative agent and notes agent under the New Second Lien Notes Agreement, or such other party selected by HPS Investment Partners, LLC.

“New Second Lien Notes Agreement” means the notes agreement, Filed with the Plan Supplement, which agreement shall contain terms and conditions consistent in all respects with those set forth on the New Second Lien Notes Term Sheet and, to the extent any terms and conditions are not set forth on or contemplated therein, such other terms and conditions as are acceptable to the Special Restructuring Committee and the Majority Noteholders.

“New Second Lien Notes Documents” means the New Second Lien Notes, the New Second Lien Notes Agreement and any other guarantee, security agreement, deed of trust, mortgage, and other documents (including UCC financing statements), contracts, and agreements entered into with respect to, or in connection with, the New Second Lien Notes Agreement.

“New Second Lien Notes Term Sheet” means the term sheet Filed with the Plan Supplement.

“New Warrants” means the warrants contemplated under the New Warrants Agreement.

“New Warrants Agreement” means the warrant agreement Filed with the Plan Supplement, which warrant agreement shall contain terms and conditions consistent in all respects with those set forth on the New Warrants Term Sheet and, to the extent any terms and conditions are not set forth on or contemplated therein, such other terms and conditions as are acceptable to the Special Restructuring Committee, the Majority Noteholders, and the other applicable parties to the Restructuring Support Agreement in the manner set forth therein.

“New Warrants Term Sheet” means the term sheet attached to this Plan as Exhibit B.

“Non-Debtor Releasing Parties” means, collectively: (a) the Committee and the members thereof in their capacity as such; (b) the Prepetition Credit Agreement Agent and the Releasing Prepetition Credit Agreement Lenders; (c) the DIP Credit Agreement Agent and the DIP Credit Agreement Lenders (d) the Prepetition Notes Agent and the Releasing Prepetition Noteholders; (e) the Consenting Equity Holders; (f) those Holders of General Unsecured Claims that submitted a Ballot to the Voting and Claims Agent, but did not affirmatively opt out of the Third Party Release as provided on their respective Ballots; and (g) each Specified Railcar Lessor (to the extent it is a Released Party).

“Non-Voting Classes” means, collectively, Classes 1-4 and 7-10.

“Notice” has the meaning set forth in Article XII.J of this Plan.

“Old Affiliate Equity Interests” means, collectively, the Equity Interests in each Emerge LP Subsidiary, in each case as in existence immediately prior to the Effective Date.

“Old Emerge GP Equity Interest” means the Equity Interests in Emerge GP, as in existence immediately prior to the Effective Date.

“Old Emerge LP Equity Interest” means the Equity Interests in Emerge LP, as in existence immediately prior to the Effective Date.

“Old GP/LP Equity Interests” means, collectively, the Old Emerge GP Equity Interests and the Old Emerge LP Equity Interests.

“Old GP/LP Objection Deadline” means, with respect to any Old GP/LP Equity Interest, the later of (a) one hundred eighty (180) days after the Effective Date or (b) such other date as may be fixed by Final Order of the Bankruptcy Court for objecting to such Old GP/LP Equity Interest.

“Ordinary Course Professionals Order” means that certain Order Authorizing Employment and Payment of Professionals Utilized in the Ordinary Course of Business, entered by the Bankruptcy Court in the Chapter 11 Cases (Docket No. 196), as amended, supplemented, or modified from time to time.

“Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

“Other Secured Claim” means any Secured Claim other than an Administrative Claim, DIP Credit Agreement Claim, Secured Tax Claim, or Prepetition Debt Claim.

“Preferred Interests” means the Preferred Interests issued to the holders of the New Notes pursuant to the terms described in Exhibit A to this Plan.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

“Petition Date” means July 15, 2019, the date on which the Debtors commenced the Chapter 11 Cases.

“Plan” means this Modified Second Amended Joint Plan of Reorganization for Emerge Energy Services LP and its Affiliated Debtors Under Chapter 11 of the Bankruptcy Code, dated December 18, 2019, including the Exhibits and Plan Schedules and all supplements, appendices, and schedules thereto, either in its present form or as the same may be amended, supplemented, or modified from time to time.

“Plan Objection Deadline” means the date and time by which objections to Confirmation and Consummation of the Plan must be Filed with the Bankruptcy Court and served in accordance with the Disclosure Statement Order, which date is October 11, 2019 as set forth in the Disclosure Statement Order.

“Plan Schedule” means a schedule annexed to this Plan or an appendix to the Disclosure Statement (as amended, modified or otherwise supplemented from time to time).

“Plan Securities” has the meaning set forth in Article V.J of this Plan.

“Plan Securities and Documents” has the meaning set forth in Article V.J of this Plan.

“Plan Supplement” means, collectively, the compilation of documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, including, without limitation, the Exhibits and Plan Schedules, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time, in a manner in form and substance consistent in all respects with the Restructuring Support Agreement.  The Exhibits and Plan Schedules (or substantially final forms thereof) shall be Filed with the Bankruptcy Court at least seven (7) days prior to the Plan Objection Deadline.

“Prepetition Agents” means, collectively, the Prepetition Credit Agreement Agent and the Prepetition Notes Agent.

“Prepetition Credit Agreement” means that certain Second Amended and Restated Revolving Credit and Security Agreement, dated as of January 5, 2018, by and among Emerge LP, the Emerge LP Subsidiaries party thereto, the Prepetition Credit Agreement Agent, and the Prepetition Credit Agreement Lenders, as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Credit Agreement Agent” means HPS Investment Partners, LLC, in its capacity as administrative agent and collateral agent under the Prepetition Credit Agreement.

“Prepetition Credit Agreement Agent & Lenders Fees and Expenses” means all unpaid reasonable and documented costs, fees, disbursements, charges and out-of-pocket expenses of the Prepetition Credit Agreement Agent and the Prepetition Credit Agreement Lenders incurred in connection with the Chapter 11 Cases, including, but not limited to, the reasonable and documented costs, fees, disbursements, charges and out-of-pocket expenses of the Consenting Creditor Professionals.

“Prepetition Credit Agreement Claims” means any and all Claims arising from, under or in connection with the Prepetition Credit Agreement (including, without limitation, any and all “Obligations” as defined therein) or any other Prepetition Loan Document.

“Prepetition Credit Agreement Lenders” means the lenders party to the Prepetition Credit Agreement from time to time.

“Prepetition Credit Agreement Liens” means the Liens securing the payment of the Prepetition Credit Agreement Claims.

“Prepetition Debt Claims” means, collectively, the Prepetition Credit Agreement Claims and the Prepetition Notes Claims.

“Prepetition Debt Documents” means, collectively, the Prepetition Loan Documents and the Prepetition Notes Documents.

“Prepetition Debt Liens” means, collectively, the Prepetition Credit Agreement Liens and the Prepetition Notes Liens.

“Prepetition Loan Documents” means, collectively, the Prepetition Credit Agreement and the Prepetition Security Documents.

“Prepetition Noteholder” means a Holder of the Prepetition Notes.

“Prepetition Noteholders Fees and Expenses” means all unpaid reasonable and documented costs, fees, disbursements, charges and out-of-pocket expenses of the Prepetition Noteholders incurred in connection with the Chapter 11 Cases, including, but not limited to, the reasonable and documented costs, fees, disbursements, charges and out-of-pocket expenses of the Consenting Creditors Professionals.

“Prepetition Notes” means those certain senior secured notes due 2023 issued by certain Debtors pursuant to the Prepetition Notes Agreement, in an original aggregate principal amount of $215,000,000.

“Prepetition Notes Agent” means HPS Investment Partners, LLC, in its capacity as administrative notes agent and collateral agent under the Prepetition Notes Agreement.

“Prepetition Notes Agreement” means that certain Second Lien Note Purchase Agreement, dated as of January 5, 2018, by and among Emerge LP, the Emerge LP Subsidiaries party thereto, the Prepetition Notes Agent, and the Prepetition Noteholders, as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Notes Claims” means any and all Claims arising from, under or in connection with the Prepetition Notes Agreement (including, without limitation, any and all “Obligations” as defined therein) or any other Prepetition Notes Document.

“Prepetition Notes Documents” means, collectively, the Prepetition Notes, the Prepetition Notes Agreement, and the Prepetition Notes Security Documents.

“Prepetition Notes Liens” means the Liens securing the payment of the Prepetition Notes Claims.

“Prepetition Notes Security Documents” means the “Security Documents” as defined in the Prepetition Notes Agreement, in each case as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Security Documents” means the “Security Documents” as defined in the Prepetition Credit Agreement, in each case as amended, supplemented, or modified from time to time prior to the Petition Date.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means the proportion that (a) the Face Amount of a Claim or Equity Interest in a particular Class or Classes (or portions thereof, as applicable) bears to (b) the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) or Equity Interests (including Disputed Equity Interests, but excluding Disallowed Equity Interests) in such Class or Classes (or portions thereof, as applicable), unless this Plan provides otherwise.

“Professional” means any Person or Entity retained by the Debtors or any Committee in the Chapter 11 Cases pursuant to section 327, 328, 363, or 1103 of the Bankruptcy Code (other than an ordinary course professional pursuant to the Ordinary Course Professionals Order).

“Professional Fee Claim” means a Claim for Accrued Professional Compensation under sections 328, 330, 331, or 503 of the Bankruptcy Code.

“Professional Fees Bar Date” means the Business Day that is forty-five (45) days after the Effective Date or such other date as approved by Final Order of the Bankruptcy Court.

“Proof of Claim” means a proof of Claim Filed against any Debtor in the Chapter 11 Cases.

“Registered Record Owners” means, as of the applicable date of determination, the respective owners of the Prepetition Notes or Old Emerge LP Equity Interests, as applicable, whose holdings thereof are in their own name.

“Related Persons” means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members and managing members), managers, managed accounts or funds, management companies, fund advisors, advisory or subcommittee board members, partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, in each case acting in such capacity at any time on or after the date of the Restructuring Support Agreement, and any Person claiming by or through any of them, including such Related Persons’ respective heirs, executors, estates, servants, and nominees; provided, however, that no insurer of any Debtor shall constitute a Related Person.

“Release” means the release given by the Releasing Parties to the Released Parties as set forth in Article X.B hereof.

“Released and Settled Claims” means all Claims and Causes of Action made, or which could have been made, on or on behalf of any of the Debtors against the Prepetition Revolver Agent, the Prepetition Revolving Lenders, the Prepetition Note Agent, or the Prepetition Noteholders, or any of their respective affiliates, agents, attorneys, advisors, professionals, officers, directors, and employees, in their respective capacities as such, in each case arising at any time prior to or on the Effective Date.

“Released Party” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Committee and the members thereof in their capacity as such; (d) the Prepetition Credit Agreement Agent and the Releasing Prepetition Credit Agreement Lenders; (e) the DIP Credit Agreement Agent and the DIP Credit Agreement Lenders; (f) the Prepetition Notes Agent and the Releasing Prepetition Noteholders; (g) the Consenting Equity Holders, and (h) each Specified Railcar Lessor, so long as the applicable New Railcar Lease Agreement(s) between the Debtors and the applicable Specified Railcar Lessor is in full force and effect as of the Effective Date; and in each case the respective Related Persons of each of the foregoing Entities.

“Releasing Prepetition Credit Agreement Lenders” means, collectively, (i) each Consenting Prepetition Credit Agreement Lender and (ii) any other Prepetition Credit Agreement Lender that does not affirmatively opt out of the Third Party Release as provided on its respective Ballot/Opt-Out Form.

“Releasing Prepetition Noteholders” means, collectively, (i) each Consenting Prepetition Noteholder and (ii) any other Prepetition Noteholder that does not affirmatively opt out of the Third Party Release as provided on its respective Ballot/Opt-Out Form.

“Releasing Party” has the meaning set forth in Article X.B hereof.

“Reorganized Debtors” means, subject to the Restructuring Transactions, the Debtors as reorganized or dissolved pursuant to this Plan on or after the Effective Date, and, solely with respect to the reorganized entities, their respective successors.

“Reorganized Emerge LP” means, subject to the Restructuring Transactions, Emerge Energy Services LP, as reorganized pursuant to this Plan on or after the Effective Date, and its successors.

“Restricted Holders” has the meaning set forth in Article V.J of this Plan.

“Restructuring Documents” means, collectively, the documents and agreements (and the exhibits, schedules, annexes and supplements thereto) necessary to implement, or entered into in connection with, this Plan, including, without limitation, the Plan Supplement, the Exhibits, the Plan Schedules, the Amended/New Organizational Documents, the Exit Facility Loan Documents, the New Second Lien Notes Documents, the New Warrants Agreement, and the Plan Securities and Documents.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of April 18, 2019, by and among the Debtors, the Consenting Equity Holders, the Consenting Prepetition Credit Agreement Lenders, and the Consenting Prepetition Noteholders (as amended, supplemented or modified from time to time).

“Restructuring Term Sheet” means the term sheet attached as Exhibit A to the Restructuring Support Agreement.

“Restructuring Transaction” has the meaning ascribed thereto in Article V.A of this Plan.

“Scheduled” means with respect to any Claim, the status and amount, if any, of such Claim as set forth in the Schedules.

“Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and the applicable Bankruptcy Rules, as such Schedules may be amended, modified, or supplemented from time to time.

“Secured Claim” means a Claim that is secured by a Lien on property in which any of the Debtors’ Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and any similar federal, state or local law.

“Special Restructuring Committee” means the special restructuring committee of the board of directors of Emerge GP appointed pursuant to that certain Amended and Restated Charter for the Special Restructuring Committee, dated as of April 18, 2019.

“Specified Railcar Lessors” means, collectively, (a) Trinity Industries Leasing Company, (b) MUL Railcars Leasing, LLC, and (c) CIT Bank, N.A. and The CIT Group/Equipment Financing, Inc., as an assignee of CIT Rail, LLC.

“Stamp or Similar Tax” means any stamp tax, recording tax, conveyance fee, intangible or similar tax, mortgage tax, personal or real property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes or fees imposed or assessed by any Governmental Unit.

“Subsequent Distribution” means any distribution of property under this Plan to Holders of Allowed Claims or Allowed Equity Interests other than the initial distribution given to such Holders on the Initial Distribution Date.

“Subsequent Distribution Date” means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within thirty (30) days of the end of a calendar quarter, then the first Subsequent Distribution Date will be the last Business Day of the month following the end of the first (1st) calendar quarter after the calendar quarter in which the Effective Date falls.

“Third Party Release” has the meaning set forth in Article X.B hereof.

“Unexercised Equity Interests” means any and all unexercised options, warrants, calls, rights, puts, awards, commitments, or any other agreements of any character, kind, or nature to acquire an Old GP/LP Equity Interest, as in existence immediately prior to the Effective Date.

“Unexpired Lease” means a lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is “unimpaired” within the meaning of section 1124 of the Bankruptcy Code.

“Unused Cash Reserve Amount” means the remaining Cash, if any, in the Carve Out Reserve after all obligations and liabilities for which such reserve was established are paid, satisfied, and discharged in full in Cash or are Disallowed by Final Order in accordance with this Plan.

“Voting and Claims Agent” means Kurtzman Carson Consultants LLC, in its capacity as solicitation, notice, claims and balloting agent for the Debtors.

“Voting Classes” means Classes 5 and 6 only.

“Voting Deadline” means the date and time by which all Ballots/Opt-Out Forms must be received by the Voting and Claims Agent in accordance with the Disclosure Statement Order, which date is October 17, 2019 at 5:00 p.m. (prevailing Eastern Time) as set forth in the Disclosure Statement Order.

“Voting Record Date” means the date for determining which Holders of Claims in the Voting Classes are entitled, as applicable, to receive the Disclosure Statement and to vote to accept or reject this Plan.

ARTICLE II.

ADMINISTRATIVE, DIP FACILITY, AND PRIORITY TAX CLAIMS

A.                                     Administrative Claims

Subject to sub-paragraph 1 below, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim) will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) Cash equal to the amount of such Allowed Administrative Claim; or (ii) such other less favorable treatment as to which the Debtors (with the consent of the Majority Noteholders in the manner set forth in the Restructuring Support Agreement) or Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; provided, however, that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

1.              Bar Date for Administrative Claims

Except as otherwise provided in this Plan and section 503(b)(1)(D) of the Bankruptcy Code, unless previously Filed or paid, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order or the occurrence of the Effective Date (as applicable) no later than the Administrative Claims Bar Date; provided that the foregoing shall not apply to either the Holders of Claims arising under section 503(b)(1)(D) of the Bankruptcy Code or the Bankruptcy Court or United States Trustee as the Holders of Administrative Claims.  Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not File and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors and their respective Estates and property and such Administrative Claims shall be deemed discharged as of the Effective Date.  All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G hereof.  Nothing in this Article II.A shall limit, alter, or impair the terms and conditions of the Claims Bar Date Order with respect to the Claims Bar Date for filing administrative expense claims arising under Section 503(b)(9) of the Bankruptcy Code.

Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (a) 120 days after the Effective Date and (b) 60 days after the Filing of the applicable request for payment of Administrative Claims, if applicable, as the same may be modified or extended from time to time by Final Order of the Bankruptcy Court.

2.              Professional Fee Claims

Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated in the Confirmation Order an application for final allowance of such Professional Fee Claim no later than the Professional Fees Bar Date; provided that, on or about the Effective Date, holders of Professional Fee Claims shall provide a reasonable estimate of their unpaid Professional Fee Claims incurred in rendering services to the Debtors or their Estates as of the Effective Date (the “Professional Fee Claims Estimate”); provided further that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s request for payment of Professional Fee Claims.

Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by no later than thirty (30) days after the Filing of the applicable final request for payment of the Professional Fee Claim.  Each Holder of an Allowed Professional Fee Claim shall be paid in full in Cash by the Reorganized Debtors, including from the Carve Out Reserve, within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim.  The Reorganized Debtors shall not commingle any funds contained in the Carve Out Reserve and shall use such funds to pay only the Professional Fee Claims, as and when allowed by order of the Bankruptcy Court.  Notwithstanding anything to the contrary contained in this Plan, the failure of the Carve Out Reserve to satisfy in full the Professional Fee Claims shall not, in any way, operate or be construed as a cap or limitation on the amount of Professional Fee Claims due and payable by the Reorganized Debtors.  The Carve Out Reserve shall be maintained in trust for the Professionals and shall not be considered property of the Debtors’ Estates; provided that the Reorganized Debtors shall have a reversionary interest in the Unused Cash Reserve Amount.  To the extent that funds held in the Carve Out Reserve do not or are unable to satisfy the full amount of the Allowed Professional Fee Claims, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in full in Cash accordance with Article II.A of this Plan.

The Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date, including those reasonable and documented fees and expenses incurred by Professionals in connection with the implementation and consummation of this Plan, in each case without further application or notice to or order of the Bankruptcy Court; provided, further, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses from the Debtors and Reorganized Debtors for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order, in each case without further application or notice to or order of the Bankruptcy Court.

B.                                     DIP Credit Agreement Claims

On the Effective Date, the Allowed DIP Credit Agreement Claims shall, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claims (a) be indefeasibly paid in full in Cash from the proceeds of the Exit Facility Loans, or (b) receive such other treatment as the Holders of DIP Credit Agreement Claims and the Debtors shall have agreed to in writing, and, in either case, the DIP Credit Agreement Liens shall be deemed discharged, released, and terminated for all purposes without further action of or by any Person or Entity.

The Debtors’ contingent or unliquidated obligations under the DIP Loan Documents, to the extent not indefeasibly paid in full in Cash on the Effective Date or otherwise satisfied by the Debtors in a manner acceptable to the DIP Facility Agent, any affected DIP Credit Agreement Lender, or any other holder of a DIP Credit Agreement Claim, as applicable, shall survive the Effective Date and shall not be released or discharged pursuant to this Plan or Confirmation Order, notwithstanding any provision hereof or thereof to the contrary.

C.                                    Priority Tax Claims

Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors, as applicable:  (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other less favorable treatment as to which the Debtors (with the consent of the Majority Noteholders in the manner set forth in the Restructuring Support Agreement) or Reorganized Debtors, as applicable, and the Holder of such Allowed Priority Tax Claim shall have agreed upon in writing; (C) such other treatment such that it will not be Impaired pursuant to section 1124 of the Bankruptcy Code or (D) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Priority Tax Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.  Any installment payments to be made under clause (C) or (D) above shall be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Priority Tax Claim.

ARTICLE III.

CLASSIFICATION AND TREATMENT
OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.                                     Summary

This Plan constitutes a separate plan of reorganization for each Debtor.  All Claims and Equity Interests, except Administrative Claims, DIP Credit Agreement Claims, and Priority Tax Claims, are placed in the Classes set forth below. For all purposes under this Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be ten Classes for each Debtor); provided, that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.D below.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.  This Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class.  A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, Disallowed or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim/Equity Interest	Status	Voting Rights

1.	Other Priority Claims	Unimpaired	Deemed to Accept

2.	Other Secured Claims	Unimpaired	Deemed to Accept

3.	Secured Tax Claims	Unimpaired	Deemed to Accept

4.	Prepetition Credit Agreement Claims	Unimpaired	Deemed to Accept

5.	Prepetition Notes Claims	Impaired	Entitled to Vote

6.	General Unsecured Claims	Impaired	Entitled to Vote

7.	Intercompany Claims	Unimpaired	Deemed to Accept

8.	Old Emerge GP Equity Interests	Impaired	Deemed to Reject

9.	Old Emerge LP Equity Interests	Impaired	Deemed to Reject

10.	Old Affiliate Equity Interests	Unimpaired	Deemed to Accept

B.                                     Classification and Treatment of Claims and Equity Interests

1.              Class 1 - Other Priority Claims

(a)                                 Classification: Class 1 consists of the Other Priority Claims.

(b)                                 Treatment:  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 1 Claim is an Allowed Class 1 Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 1 Claim becomes an Allowed Class 1 Claim, each Holder of an Allowed Class 1 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 1 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Majority Noteholders in the manner set forth in the Restructuring Support Agreement): (A) Cash equal to the amount of such Allowed Class 1 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 1 Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 1 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)                                  Voting:  Class 1 is an Unimpaired Class, and the Holders of Claims in Class 1 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject this Plan.

2.              Class 2 - Other Secured Claims

(a)                                 Classification:  Class 2 consists of the Other Secured Claims.  Class 2 consists of separate subclasses for each Other Secured Claim.

(b)                                 Treatment:  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 2 Claim is an Allowed Class 2 Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 2 Claim becomes an Allowed Class 2 Claim, each Holder of an Allowed Class 2 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 2 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Majority Noteholders in the manner set forth in the Restructuring Support Agreement): (A) Cash equal to the amount of such Allowed Class 2 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 2 Claim shall have agreed upon in writing; (C) the Collateral securing such Allowed Class 2 Claim pursuant to further order of the Bankruptcy Court upon notice and hearing; or (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Class 2 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.  For the avoidance of doubt, any Lien that secures a Class 2 Claim shall be retained against the applicable Collateral until such Class 2 Claim is paid or reserved in full in Cash or Disallowed by order of the Bankruptcy Court.

(c)                                  Voting: Class 2 is an Unimpaired Class, and the Holders of Claims in Class 2 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject this Plan.

3.              Class 3 - Secured Tax Claims

(a)                                 Classification:  Class 3 consists of the Secured Tax Claims.

(b)                                 Treatment:  Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 3 Claim is an Allowed Class 3 Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 3 Claim becomes an Allowed Class 3 Claim, each Holder of an Allowed Class 3 Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 3 Claim, at the election of the Debtors or Reorganized Debtors, as applicable (with the consent of the Majority Noteholders in the manner set forth in the Restructuring Support Agreement):  (A) Cash equal to the amount of such

Allowed Class 3 Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Class 3 Claim shall have agreed upon in writing; (C) the Collateral securing such Allowed Class 3 Claim pursuant to further order of the Bankruptcy Court upon notice and hearing; (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code or (E) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Class 3 Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Class 3 Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.  Any installment payments to be made under clause (D) or (E) above shall be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Class 3 Claim.  For the avoidance of doubt, any Lien that secures a Class 3 Claim shall be retained against the applicable Collateral until such Class 3 Claim is paid or reserved in full in Cash or Disallowed by order of the Bankruptcy Court.

(c)                                  Voting:  Class 3 is an Unimpaired Class, and the Holders of Claims in Class 3 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Claims in Class 3 are not entitled to vote to accept or reject this Plan.

4.              Class 4 - Prepetition Credit Agreement Claims

(a)                                 Classification:  Class 4 consists of the Prepetition Credit Agreement Claims.

(b)                                 Allowance:  The Prepetition Credit Agreement Claims are deemed Allowed Secured Claims in the aggregate principal amount of $27,260,000, plus any accrued and unpaid interest payable on such amounts through the Effective Date.(2)

(c)                                  Treatment:  On the Effective Date, the Allowed Prepetition Credit Agreement Claims shall, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claims, be indefeasibly paid in full in Cash from the proceeds of the Exit Facility Loans.  Without affecting any additional Liens required by the Exit Facility Loan Documents, each Prepetition Credit Agreement Lien is stipulated to as valid, perfected, and not avoidable, and shall secure the Exit Facility Loans and all other indebtedness and obligations of the Reorganized Debtors under or secured by the Exit Facility Loan Documents and each such Prepetition Credit Agreement Lien shall, as of the Effective Date, (i) be ratified,

(2)   The Allowed amount excludes any accrued fees, costs, and expenses (including all Prepetition Credit Agreement Agent and Lenders Fees and Expenses) that will be paid in cash on the Effective Date pursuant to this Plan or otherwise after the Effective Date in accordance with Article V.T of this Plan.

reaffirmed and deemed granted by the Reorganized Debtors, (ii) remain attached to the Reorganized Debtors’ assets and property, and (iii) not be, and shall not be deemed to be, impaired, discharged or released by this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

(d)                                 Voting: Class 4 is an Unimpaired Class, and the Holders of Claims in Class 4 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Claims in Class 4 are not entitled to vote to accept or reject this Plan.

5.              Class 5 - Prepetition Notes Claims

(a)                                 Classification: Class 5 consists of the Prepetition Notes Claims.

(b)                                 Allowance: The Prepetition Notes Claims are deemed Allowed in the aggregate principal amount of $208,512,308, plus accrued and unpaid interest thereon as of the Petition Date.(3)

(c)                                  Treatment:

(i)                                     IF AND ONLY IF CLASS 6 VOTES TO ACCEPT THIS PLAN, THE FOLLOWING TREATMENT:

On the Effective Date and in addition to the reimbursement described in Article V.T of this Plan, each Holder of an Allowed Prepetition Notes Claim shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of (1) the New Second Lien Notes, if any; (2) the New Emerge GP Equity Interests; (3) the Preferred Interests less any Preferred Interests issued to satisfy DIP Credit Agreement Claims; and (4) ninety-five percent (95%) of the New Limited Partnership Interests issued and outstanding on the Effective Date prior to dilution by the New Management Incentive Plan Equity and any issuances pursuant to the New Warrants.

Without affecting any additional Liens required by the Exit Facility Loan Documents, each Prepetition Note Lien is stipulated to as valid, perfected, and not avoidable, and shall secure the Exit Facility Loans and all other indebtedness and obligations of the Reorganized Debtors under or secured by the Exit Facility Loan Documents and each such Prepetition Note Lien shall, as of the Effective Date, (i) be ratified, reaffirmed and deemed granted by the Reorganized Debtors, (ii) remain attached to the Reorganized Debtors’ assets and property, and (iii) not be, and shall not be deemed to be, impaired, discharged or released by this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

(3)   The Allowed amount excludes any unpaid Prepetition Noteholders Fees and Expenses that will be paid in Cash on the Effective Date pursuant to this Plan or otherwise after the Effective Date in accordance with Article V.T of this Plan.

(ii)                                  IF AND ONLY IF CLASS 6 VOTES TO REJECT THIS PLAN, THE FOLLOWING TREATMENT:

On the Effective Date and in addition to the reimbursement described in Article V.T of this Plan, each Holder of an Allowed Prepetition Notes Claim shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, its Pro Rata share of (1) the New Second Lien Notes, if any; (2) the New Emerge GP Equity Interests; (3) the Preferred Interests less any Preferred Interests issued to satisfy DIP Credit Agreement Claims; and (4) one hundred percent (100%) of the New Limited Partnership Interests issued and outstanding on the Effective Date prior to dilution by the New Management Incentive Plan Equity.

(d)                                 Voting: Class 5 is Impaired, and Holders of Claims in Class 5 are entitled to vote to accept or reject this Plan.

6.              Class 6 - General Unsecured Claims

(a)                                 Classification: Class 6 consists of the General Unsecured Claims.

(b)                                 Treatment:

(i)                                     IF AND ONLY IF CLASS 6 VOTES TO ACCEPT THIS PLAN, THE FOLLOWING TREATMENT:

Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 6 Claim is an Allowed Class 6 Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 6 Claim becomes an Allowed Class 6 Claim, each Holder of an Allowed Class 6 Claim shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 6 Claim, its Pro Rata share of (1) 5.0% of the New Limited Partnership Interests issued and outstanding on the Effective Date prior to dilution by the New Management Incentive Plan Equity and any issuances pursuant to the New Warrants and (2) New Warrants representing 10.0% of the New Limited Partnership Interests issued and outstanding on the Effective Date prior to dilution by the New Management Incentive Plan Equity.

The foregoing is offered solely for settlement purposes as set forth in Article V hereof, and such settlement is conditioned on (i) Class 6 voting to accept this Plan, (ii) the Bankruptcy Court confirming this Plan, and (iii) the occurrence of the Effective Date.

(ii)                                  IF AND ONLY IF CLASS 6 VOTES TO REJECT THIS PLAN, THE FOLLOWING TREATMENT:

On the Effective Date, the Class 6 Claims will be discharged without further notice to, approval of or action by any Person or Entity, and each Holder of a Class 6 Claim shall not receive any distribution or retain any property on account of such Class 6 Claim.

(c)                                  Voting: Class 6 is Impaired, and Holders of Claims in Class 6 are entitled to vote to accept or reject this Plan.

7.              Class 7 - Intercompany Claims

(a)                                 Classification: Class 7 consists of the Intercompany Claims.

(b)                                 Treatment:  Subject to the Restructuring Transactions, the Intercompany Claims shall be reinstated, compromised, or cancelled, at the option of the relevant Holder of such Intercompany Claims with the consent of the Majority Noteholders in the manner set forth in the Restructuring Support Agreement.

(c)                                  Voting: Class 7 is an Unimpaired Class, and the Holders of Claims in Class 7 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, Holders of Claims in Class 7 are not entitled to vote to accept or reject this Plan.(4)

8.              Class 8 - Old Emerge GP Equity Interests

(a)                                 Classification: Class 8 consists of the Old Emerge GP Equity Interests.

(b)                                 Treatment: On the Effective Date, the Old Emerge GP Equity Interests will be cancelled without further notice to, approval of or action by any Person or Entity, and each Holder of an Old Emerge GP Equity Interest shall not receive any distribution or retain any property on account of such Old Emerge GP Equity Interests.

(c)                                  Voting: Class 8 is an Impaired Class, and the Holders of Equity Interests in Class 8 will be conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Equity Interests in Class 8 will not be entitled to vote to accept or reject this Plan.

9.              Class 9 - Old Emerge LP Equity Interests

(a)                                 Classification: Class 9 consists of the Old Emerge LP Equity Interests.

(b)                                 Treatment:

(i)                                     IF AND ONLY IF CLASS 6 VOTES TO ACCEPT THIS PLAN, THE FOLLOWING TREATMENT:

Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Class 9 Equity Interest is an Allowed Class 9 Equity Interest as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Class 9 Equity Interest becomes an Allowed Class 9 Equity Interest, each Holder of an Allowed Class 9 Equity Interest shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Class 9 Equity Interest, its Pro Rata share of New Warrants representing 5.0% of the New Limited Partnership Interests issued and outstanding on the Effective Date prior to dilution by the New Management Incentive Plan Equity.

(4)   Even if Class 7 was an Impaired Class, because the Holders of such Claims are Affiliate Debtors, the Holders of such Claims would be conclusively deemed to have accepted this Plan since they are each plan proponents.

The foregoing is offered solely for settlement purposes as set forth in Article V hereof, and such settlement is conditioned on (i) Class 6 voting to accept this Plan, (ii) the Bankruptcy Court confirming this Plan, and (iii) the occurrence of the Effective Date.

(ii)                                  IF AND ONLY IF CLASS 6 VOTES TO REJECT THIS PLAN, THE FOLLOWING TREATMENT:

On the Effective Date, the Old Emerge LP Equity Interests will be cancelled without further notice to, approval of or action by any Person or Entity, and each Holder of an Old Emerge LP Equity Interest shall not receive any distribution or retain any property on account of such Old Emerge LP Equity Interests.

(c)                                  Voting: Class 9 is an Impaired Class and, if the Class of General Unsecured Claims in Class 6 votes to reject this Plan, the Holders of Equity Interests in this Class 9 shall receive no distribution under this Plan on account of such Equity Interests.  Therefore, the Holders of Equity Interests in this Class 9 are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan.

10.       Class 10 - Old Affiliate Equity Interests in any Emerge LP Subsidiary

(a)                                 Classification: Class 10 consists of the Old Affiliate Equity Interests in any Emerge LP Subsidiary.

(b)                                 Treatment:   Subject to the Restructuring Transactions, the Old Affiliate Equity Interests shall remain effective and outstanding on the Effective Date and shall be owned and held by the same applicable Person(s) that held and/or owned such Old Affiliate Equity Interests immediately prior to the Effective Date.

(c)                                  Voting: Class 10 is an Unimpaired Class, and the Holders of the Old Affiliate Equity Interests in Class 10 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of the Old Affiliate Equity Interests in Class 11 are not entitled to vote to accept or reject this Plan.

C.                                    Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.                                    Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.                                     Presumed Acceptance of Plan

Classes 1, 2, 3, 4, 7, and 10 are Unimpaired under this Plan.  Therefore, the Holders of Claims or Equity Interests in such Classes are deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan.

B.                                     Presumed Rejection of Plan

Class 8 Equity Interests is Impaired and shall receive no distribution under this Plan on account of such Equity Interests.  Therefore, the Holders of Equity Interests in such Class are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan.

Class 9 Equity Interests is Impaired and, if the Class of General Unsecured Claims votes to reject this Plan, the Holders of Equity Interests in such Class shall receive no distribution under this Plan on account of such Equity Interests.  Therefore, the Holders of Equity Interests in such Class are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan.

C.                                    Voting Classes

Classes 5 and 6 are Impaired under this Plan.  The Holders of Claims in such Classes as of the Voting Record Date are entitled to vote to accept or reject this Plan.

D.                                    Acceptance by Impaired Class of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.

E.                                     Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by either Class 5 or 6.  The Debtors request confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126 of the Bankruptcy Code.  The Debtors reserve the right to modify this Plan or any Exhibit or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

F.                                     Votes Solicited in Good Faith

The Debtors have, and upon the Confirmation Date shall be deemed to have, solicited votes on this Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation.  Accordingly, the Debtors, the Reorganized Debtors, and each of their respective Related

Parties shall be entitled to, and upon the Confirmation Date are hereby granted, the protections of section 1125(e) of the Bankruptcy Code.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                     Global Settlement

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan incorporates a compromise and settlement of various potential Claims and Causes of Action of the parties to the Restructuring Support Agreement, in the form of the Global Settlement.  The Global Settlement is a cornerstone of the Plan and necessary to achieve a beneficial and efficient resolution of the Chapter 11 Cases for all parties in interest.  The Plan shall be deemed to constitute a motion pursuant to Bankruptcy Rule 9019, seeking approval of the Global Settlement, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such motion and each of the compromises or settlements that comprise the Global Settlement, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are within the range of reasonableness, in the best interests of the Debtors, their Estates, their Creditors, and other parties-in-interest, and fair and equitable.  Pursuant to the Global Settlement, solely if Class 6 votes to accept the Plan, the Majority Noteholders have agreed to carve-out from their collateral a settlement fund consisting of:

(1)         5% of the New Limited Partnership Interests, subject to dilution by the New Management Incentive Plan Equity and the New Warrants; and

(2)         New Warrants for 15% of the equity of the Reorganized Debtors, subject to dilution by the New Management Incentive Plan Equity.

B.                                     Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Restructuring Documents and any consents or approvals required thereunder, the entry of the Confirmation Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on and after the Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which the applicable Debtors are presently formed or incorporated.  Such restructuring may include one or more mergers, consolidations, restructures, dispositions, liquidations, dissolutions, or creations of one or more new Entities, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate (with the consent of the Majority Noteholders), but in all cases subject to the terms and conditions of this Plan and the Restructuring Documents and any consents or approvals required hereunder or thereunder (collectively, the “Restructuring Transactions”).

All such Restructuring Transactions taken, or caused to be taken, shall be deemed to have been authorized and approved by the Bankruptcy Court.  The actions to effectuate the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; (iv) the creation of one or more new Entities; and (v) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan and the Restructuring Documents and any consents or approvals required thereunder.

C.                                    Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article V.B of this Plan, after the Effective Date, the Reorganized Debtors (other than Emerge GP) shall continue to exist as separate legal entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable organizational documents, are amended, restated or otherwise modified under this Plan.  Notwithstanding anything to the contrary herein, the Claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or the Chapter 11 Cases.

As soon as reasonably practicable after the Effective Date, Emerge GP shall wind-down and dissolve in accordance with applicable law; provided that, the Debtors shall establish a wind-down reserve to effectuate, and pay the fees, costs, and expenses incurred in connection with, such wind-down and dissolution in an aggregate amount not to exceed $125,000 (the “Wind-Down Reserve”) without the consent of the Majority Noteholders in their sole discretion.

On the Effective Date, Emerge GP shall voluntarily withdraw (and, for the avoidance of doubt, shall be deemed to have withdrawn) as the general partner of Reorganized Emerge LP and shall in its place elect (and, for the avoidance of doubt, shall be deemed to have elected) the New General Partner as the general partner of Reorganized Emerge LP.

D.                                    Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan, the Confirmation Order, or any Restructuring Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Estates of the Debtors, including all claims, rights, and Litigation Claims of the Debtors, and any other assets or property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan (other than the Carve Out Reserve and any rejected Executory Contracts and/or Unexpired Leases), shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Restructuring Transactions and Liens which survive the occurrence of the Effective Date as described in Article III of this Plan (including, without limitation, each Prepetition Debt Lien and Liens that secure the Exit Facility Loans).  On and after the Effective Date, the Reorganized Debtors may (i) operate their respective businesses, (ii) use, acquire, and dispose of their respective property and (iii) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order.

E.                                     Exit Facility Loan Documents

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Facility Loan Documents, in each case in form and substance acceptable to the Special Restructuring Committee and the Majority Noteholders in the manner set forth in the Restructuring Support Agreement and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Exit Facility Loan Documents).  On the Effective Date, the Exit Facility Loan Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors (other than Emerge GP), enforceable in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.  For the avoidance of doubt, any letter of credit issued and outstanding under the Prepetition Credit Agreement on the Effective Date shall be deemed issued under the Exit Facility Credit Agreement.

On the Effective Date, the Prepetition Debt Liens in relation to the Exit Facility Loans and any and all additional liens and security interests to be granted in accordance with the Exit Facility Loan Documents (a) shall be legal, binding, and enforceable liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Loan Documents, (b) shall be deemed automatically attached and perfected on the Effective Date, subject only to such liens and security interests as may be permitted under the Exit Facility Loan Documents, and (c) shall not be subject to avoidance, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the entities granted such liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish, attach, and perfect such liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order and the occurrence of the Effective Date, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such liens and security interests to third parties.  To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to this Plan, or any agent for such Holder, has filed or recorded publicly any liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps reasonably requested by the Debtors, the Reorganized Debtors, or the Exit Facility Agent that are necessary to release and/or extinguish such liens and security interests.

F.                                     No Termination or Release of Prepetition Debt Liens

Notwithstanding anything in this Plan to the contrary, all property and assets of the Estates of the Debtors, including, without limitation, all claims, rights and Litigation Claims of the Debtors and any property and assets acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan, shall remain encumbered by and subject to the Prepetition Debt Liens, which, as of the Effective Date, shall secure the Exit Facility Loans and the New Second Lien Notes, as applicable, and such Liens (i) shall be and hereby are ratified, reaffirmed as valid, enforceable, and not avoidable, and deemed granted by the Reorganized Debtors and (ii) shall not be, and shall not be deemed to be, impaired, terminated, discharged or released by this Plan or the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

G.                                    New GP/LP Equity Interests; Book Entry

On the Effective Date, subject to the terms and conditions of the Restructuring Transactions, the New General Partner and Reorganized Emerge LP shall issue the New GP/LP Equity Interests, as applicable, pursuant to this Plan and/or the Amended/New Organizational Documents, as applicable.  Except as otherwise expressly provided in the Restructuring Documents, the New General Partner and Reorganized Emerge LP shall not be obligated to register the New GP/LP Equity Interests under the Securities Act or to list such Equity Interests for public trading on any securities exchange.

Distributions of the New GP/LP Equity Interests and New Warrants may be made by delivery or book-entry transfer thereof by the applicable Distribution Agent in accordance with this Plan and the Amended/New Organizational Documents.  Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized capital stock or other equity securities of the New General Partner and Reorganized Emerge LP shall be that number of interests or units of New GP/LP Equity Interests as may be designated in the Amended/New Organizational Documents.

On and as of the Effective Date, all of the Holders of New GP/LP Equity Interests shall be bound by the terms and conditions of the Amended/New Organizational Documents, without the need for execution by such Holder.  The Amended/New Organizational Documents shall be binding on all Persons receiving, and all Holders of, the New GP/LP Equity Interests (and their respective successors and assigns), whether such interest is received or to be received on or after the Effective Date.

H.                                    New Management Incentive Plan

As soon as reasonably practicable after the Effective Date, the New General Partner will adopt and implement the New Management Incentive Plan, which terms and conditions, including recipients, individual awards and vesting periods, shall be determined by the New Board.  The New Management Incentive Plan Equity will dilute all of the New Limited Partnership Interests equally.

I.                                         New Warrants

If the Class of General Unsecured Claims votes to accept this Plan, then on the Effective Date, consistent with the Global Settlement, Reorganized Emerge LP shall enter into and consummate the transactions contemplated by the New Warrants Agreement (including issuing the New Warrants), which shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the New Warrants Agreement and the New Warrants, as applicable).

J.                                       Plan Securities and Related Documentation; Exemption from Securities Laws

On and after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to and shall provide or issue, as applicable, the New Second Lien Notes, the Preferred Interests, the New GP/LP Equity Interests, the New Warrants, and any and all other securities to be distributed or issued under this Plan (collectively, the “Plan Securities”) and any and all other notes, units, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with this Plan (collectively, the “Plan Securities and Documents”), in each case in form and substance acceptable to the Special Restructuring Committee and the Majority Noteholders in the manner set forth in the Restructuring Support Agreement, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

The offer, distribution and issuance, as applicable, of the Plan Securities and Documents under this Plan shall be exempt from registration and prospectus delivery requirements under applicable securities laws (including Section 5 of the Securities Act or any similar state or local law requiring the registration and/or the delivery of a prospectus for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code and/or other applicable exemptions.  An offering of Plan Securities provided in reliance on the exemption from registration under the Securities Act pursuant to section 1145(a) of the Bankruptcy Code may be sold without registration to the extent permitted under section 1145 of the Bankruptcy Code and is deemed to be a public offering, and such Plan Securities may be resold without registration to the extent permitted under section 1145 of the Bankruptcy Code.

All New GP/LP Equity Interests issued to Holders of Allowed Claims on account of their respective Claims may be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on section 1145(a) of the Bankruptcy Code.

Resales of any Plan Securities by Persons who receive any Plan Securities that are offered pursuant to an exemption under section 1145(a) of the Bankruptcy Code, who are deemed to be “underwriters” (as such term is defined in section 1145(b)(1) of the Bankruptcy Code) (collectively, the “Restricted Holders”) would not be exempted by section 1145 of the Bankruptcy Code from registration of Plan Securities under the Securities Act.  Restricted Holders would, however, be permitted to resell the Plan Securities that are offered pursuant to an exemption under section 1145(a) of the Bankruptcy Code without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, or if such securities are registered with the Commission pursuant to a registration statement or otherwise.

The terms of the Restructuring Documents governing the Preferred Interests and the New Limited Partnership Interests will provide registration rights to holders of the New Second Lien Notes (among other rights).

K.                                    Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein (including, without limitation, Article V.F and V.G of this Plan) or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII hereof, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.  The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence.  Any Person or Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

L.                                      Organizational Documents of the Reorganized Debtors

The respective organizational documents of each of the Debtors shall be amended and restated or replaced (as applicable) in form and substance satisfactory to the Special Restructuring Committee and the Majority Noteholders in the manner set forth in the Restructuring Support Agreement and as necessary to satisfy the provisions of this Plan and the Bankruptcy Code.  Such organizational documents shall: (i) to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities; (ii) authorize the issuance of New GP/LP Equity Interests in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan; (iii) to the extent necessary or appropriate, include restrictions on the transfer of New GP/LP Equity Interests; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein.  After the Effective Date, the Reorganized Debtors may, subject to the terms and conditions of the Restructuring Documents, amend and restate their respective organizational documents as permitted by applicable law.

M.                                  Directors and Officers of the Reorganized Debtors

The New Board shall be identified in the Plan Supplement and shall be subject to approval of the Bankruptcy Court pursuant to section 1129(a)(5) of the Bankruptcy Code.  Pursuant to and to the extent required by section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, at or prior to the Confirmation Hearing, the identity and affiliations of any Person proposed to serve on the New Board or as an officer of each of the Reorganized Debtors (other than Emerge GP), and, to the extent such Person is an insider other than by virtue of being a director, managing member or an officer, the nature of any compensation for such Person.  Each such director, manager, managing member and/or officer shall serve from and after the Effective Date pursuant to applicable law and the terms of the Amended/New Organizational Documents and the other constituent and organizational documents of the applicable Reorganized Debtors.  The existing boards of directors and other governing bodies of the Debtors will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

N.                                    Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan, including, without limitation, the issuance and the distribution of the securities to be issued pursuant hereto, in each case in form and substance acceptable to the Special Restructuring Committee and the Majority Noteholders in the manner set forth in the Restructuring Support Agreement, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, members, managers, officers or directors of the Debtors or the Reorganized Debtors or by any other Person (except for those expressly required pursuant hereto or by the Restructuring Documents).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to this Plan that would otherwise require approval of the unit holders, interest holders, stockholders, directors, officers, managers, members or partners of the Debtors (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by such Person or Entity or the need for any approvals, authorizations, actions or consents of or from any such Person or Entity.

As of the Effective Date, all matters provided for in this Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including, without limitation, the adoption of the Amended/New Organization Documents and similar constituent and organizational documents, and the selection of managers, directors, managing members and/or officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.

On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and the Reorganized Debtors, in each case in form and substance acceptable to the Special Restructuring Committee and the Majority Noteholders in the manner set forth in the Restructuring Support Agreement, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.  The secretary and any assistant secretary of the Debtors and the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

O.                                    Cancellation of Notes, Certificates and Instruments

On the Effective Date, except to the extent otherwise provided herein (including, without limitation, Article V.E and V.F of this Plan), all notes, indentures, instruments, certificates, agreements and other documents evidencing or relating to any Impaired Claim shall be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity; provided that the Prepetition Credit Agreement and the Prepetition Notes Agreement shall each continue in effect for the limited purpose of allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the administrative agents thereunder to make, distributions under this Plan; provided further that, upon completion of all such distributions, the Prepetition Credit Agreement and the Prepetition Notes Agreement and any and all notes, securities and instruments issued in connection therewith shall terminate completely without further notice or action and be deemed surrendered.

P.                                     Old GP/LP Equity Interests; Old Affiliate Equity Interests

On the Effective Date, the Old GP/LP Equity Interests will be terminated and cancelled without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.

On the Effective Date, the Old Affiliate Equity Interests shall remain effective and outstanding, and shall be owned and held by the same applicable Person(s) that held and/or owned such Old Affiliate Equity Interests immediately prior to the Effective Date.  Each Emerge LP Subsidiary shall continue to be governed by the terms and conditions of its applicable organizational documents as in effect immediately prior to the Effective Date, except as amended or modified by this Plan.

Q.                                    Sources of Cash for Plan Distributions

All Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments required pursuant to this Plan will be obtained from their respective Cash balances, including Cash from operations, the Wind-Down Reserve established pursuant to this Plan and solely in connection with Emerge GP’s dissolution, and the Exit Facility Credit Agreement.  The Debtors and the Reorganized Debtors, as applicable, may also make such payments using Cash received from their subsidiaries through their respective consolidated cash management systems and the incurrence of intercompany transactions, but in all cases subject to the terms and conditions of the Restructuring Documents.

R.                                     Continuing Effectiveness of Final Orders

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date.  Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under this Plan.

S.                                      Funding and Use of Carve Out Reserve

On or before the Effective Date, the Debtors shall fund the Carve Out Reserve in Cash in the aggregate amount of the Professional Fee Claims Estimates unless such other amount is determined by agreement among the Debtors, the Majority Noteholders and the Professional, or by order of the Bankruptcy Court.

The Cash contained in the Carve Out Reserve shall be used solely to pay the obligations and liabilities for which such reserve was established, with the Unused Cash Reserve Amount (if any) being returned to the Reorganized Debtors within three (3) Business Days after determining the Unused Cash Reserve Amount.  The Debtors and the Reorganized Debtors, as applicable, shall maintain detailed records of all payments made from the Carve Out Reserve, such that all payments and transactions shall be adequately and promptly documented in, and readily ascertainable from, their respective books and records.

After the Effective Date, neither the Debtors nor the Reorganized Debtors shall deposit any other funds or property into the Carve Out Reserve without further order of the Bankruptcy Court or otherwise commingle funds in the Carve Out Reserve.  To the extent the Carve Out Reserve is insufficient to pay in full in Cash the obligations and liabilities for which such reserve was established, then the Reorganized Debtors shall, within five (5) Business Days, pay such obligations and liabilities from either Cash on hand or by drawing under the Exit Facility Credit Agreement to the extent of any availability thereunder.

T.                                      Payment of Fees and Expenses of Certain Creditors

The Debtors shall, on and after the Effective Date and to the extent invoiced, pay the Prepetition Credit Agreement Agent & Lenders Fees and Expenses and the Prepetition Noteholders Fees and Expenses (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases), without application by any such parties to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise; provided, however, if the Debtors or Reorganized Debtors and any such Entity cannot agree with respect to the reasonableness of the fees and expenses incurred prior to the Effective Date to be paid to such party, the reasonableness of any such fees and expenses shall be determined by the Bankruptcy Court (with any undisputed amounts to be paid by the Debtors on or after the Effective Date (as applicable) and any disputed amounts to be escrowed by the Reorganized Debtors).  Notwithstanding anything to the contrary in this Plan, the fees and expenses described in this paragraph shall not be subject to the Administrative Claims Bar Date or Claims Bar Date.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                                     Treatment of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors shall be deemed rejected by the Debtors in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that:

(i)                                     have been assumed or rejected by the Debtors by prior order of the Bankruptcy Court;

(ii)                                  previously expired or terminated pursuant to its own terms or by agreement of the parties thereto;

(iii)                               are the subject of a motion to assume filed by the Debtors pending on the Effective Date;

(iv)                              are identified by the Debtors (with the consent of the Majority Noteholders) for assumption in the Plan Supplement, which may be amended by the Debtors (with the consent of the Majority Noteholders) to add or remove Executory Contracts and Unexpired Leases prior to the Effective Date; or

(v)                                 are assumed by the Debtors pursuant to the terms of this Plan.

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejections and assumptions (as applicable) pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” provision) (a) prohibits, restricts or conditions (or purports to prohibit, restrict or condition), (b) is modified, breached or terminated (or deemed modified, breached or terminated), (c) increases, accelerates or otherwise alters any obligations or liabilities of the Debtors or Reorganized Debtors (or purports to increase, accelerate or otherwise alter any obligations or liabilities of the Debtors or Reorganized Debtors), or (d) results in the creation or imposition of any Lien upon any property or asset of any of the Debtors or Reorganized Debtors (or purports to result in the creation or imposition of any Lien upon any property or asset or any of the Debtors or Reorganized Debtors), in each case as a result of (i) the commencement of these Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (iii) the Confirmation or Consummation of this Plan, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-debtor party thereto to modify, declare a breach, terminate, increase, accelerate or alter any of the obligations or liabilities of the Debtors or the Reorganized Debtors under, or create or impose any Lien upon any property or asset of any of the Debtors or Reorganized Debtors under any such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of the Plan.

Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to this Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

B.                                     Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases

Any defaults under each Executory Contract and Unexpired Lease to be assumed, or assumed and assigned, pursuant to this Plan shall be satisfied, pursuant to and to the extent required by section 365(b)(1) of the Bankruptcy Code, by payment of the applicable default amount in Cash on the Effective Date or on such other terms as the Bankruptcy Court may order or the parties to such Executory Contracts or Unexpired Leases may otherwise agree in writing (with the consent of the Majority Noteholders) (the “Cure Claim Amount”).

In the event of an assumption, or an assumption and assignment, of an Executory Contract or Unexpired Lease under this Plan, the Debtors shall File and serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption, or proposed assumption and assignment (the “Assumption Notice”), which will: (a) list the applicable Cure Claim Amount, if any; (b) if applicable, identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court, including the date by which any objection to the Assumption Notice must be filed and received by the Debtors.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, or proposed assumption and assignment under this Plan, or any related cure amount, must be Filed, served and actually received by the Debtors on the date specified in the Assumption Notice (notwithstanding anything in the Schedules or a Proof of Claim to the contrary).  Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, or proposed assumption and assignment, or cure amount will be deemed to have consented to such matters and will be deemed to have forever released and waived any objection to such proposed assumption, proposed assumption and assignment, and cure amount.  The Confirmation Order shall constitute an order of the Bankruptcy Court approving each proposed assumption, or proposed assumption and assignment, of Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any Debtor or assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or assumed and assigned or (c) any other matter pertaining to assumption or assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving such assumption or assumption and assignment; provided, however, that following the resolution of any such dispute, the Debtors or the Reorganized Debtors, as applicable, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming or assigning it.  The Debtors or the Reorganized Debtors, as applicable, shall be authorized to effect such rejection by filing a written notice of rejection with the Bankruptcy Court and serving such notice on the applicable counterparty within ten (10) days of the entry of such Final Order.

Subject to any cure claims Filed with respect thereto, assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to this Plan shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment, in each case as provided in section 365 of the Bankruptcy Code.  Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned by Final Order shall be deemed disallowed and expunged (subject to any cure claims Filed with respect thereto), without further notice to or action, order, or approval of the Bankruptcy Court.

With respect to any Executory Contract or Unexpired Lease assumed and assigned pursuant to this Plan, upon and as of the Effective Date, the applicable assignee shall be deemed to be substituted as a party thereto for the applicable Debtor party to such assigned Executory Contract or Unexpired Lease and, accordingly, the Debtors and the Reorganized Debtors shall be relieved, pursuant to and to the extent set forth in section 365(k) of the Bankruptcy Code, from any further liability under such assigned Executory Contract or Unexpired Lease.

C.                                    Rejection of Executory Contracts and Unexpired Leases

The Debtors reserve the right (with the consent of the Majority Noteholders), at any time prior to the Effective Date, except as otherwise specifically provided herein, to seek to reject any Executory Contract or Unexpired Lease, including any Executory Contract or Unexpired Lease previously assumed by the Debtors pursuant to an order of the Bankruptcy Court or identified in the Plan Supplement, and to file a motion requesting authorization for the rejection of any such contract or lease.  The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described in this Article VI pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.  Rejection of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise shall not constitute a termination of any preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

D.                                    Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within thirty (30) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

Any Person or Entity that is required to file a Proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein.  All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G hereof.

E.                                     D&O Liability Insurance Policies

On the Effective Date, each D&O Liability Insurance Policy shall be assumed by the Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no Proof of Claim, request for administrative expense, or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the D&O Liability Insurance Policies. In furtherance of the foregoing and subject to the terms and conditions of the D&O Liability Insurance Policies (including any “tail”, “runoff” or extended reporting period coverage provision to the extent obtained by the Debtors in relation to any such insurance policies), the Reorganized Debtors shall maintain and continue in full force and effect such D&O Liability Insurance Policies for the benefit of the insured Persons at levels (including with respect to coverage and amount) no less favorable than those existing as of the date of entry of the Confirmation Order for a period of no less than six (6) years following the Effective Date; provided, however, that, after assumption of the D&O Liability Insurance Policies, nothing in this Plan otherwise alters the terms and conditions of the D&O Liability Insurance Policies. Subject to the terms and conditions of the D&O Liability Insurance Policies (including any “tail”, “runoff” or extended reporting period coverage provision to the extent obtained by the Debtors in relation to any such insurance policies), Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the D&O Liability Insurance Policies. For the avoidance of doubt, the D&O Liability Insurance Policies shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies. The Debtors are further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the inception or binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of any “tail”, “runoff” or extended reporting period coverage in relation to any such insurance policies, without further notice to or order of the Bankruptcy Court or approval or consent of any Person or Entity.

Notwithstanding anything to the contrary in any D&O Liability Insurance Policies issued prior to the Effective Date, the Reorganized Debtors shall not have any obligation or responsibility for the payment of any self-insured retention thereunder or in connection therewith, and no person or entity shall be entitled to seek reimbursement from or to subrogate against any Reorganized Debtors with respect to any payments made under such policies.

F.                                     Indemnification Provisions

On the Effective Date, each Indemnification Provision shall be deemed and treated as an Executory Contract that is and shall be assumed by each applicable Debtor pursuant to section 365(a) and section 1123 of the Bankruptcy Code, subject to and solely to the extent modified herein (as modified, the “Assumed Indemnification Provisions”); provided that as it relates to the indemnification of any Debtor’s directors, managers and officers as of the Petition Date that were not members of the Special Restructuring Committee as of the Petition Date (the “Previous D&Os”), the aggregate liability of the Reorganized Debtors in connection therewith shall not exceed One Million Dollars ($1,000,000) beyond the extent of the coverage provided by the D&O Liability Insurance Policies; provided further, that the Assumed Indemnification Provisions shall not apply to the Previous D&Os with respect to any liabilities arising from or related to the failure of the Debtors to file its current, quarterly or annual reports as required under the rules promulgated by the Securities and Exchange Commission unless such failure is cured and the Debtors are brought back into compliance with the rules promulgated by the Securities and Exchange Commission in accordance with the milestones set forth in Section 6.16 of the DIP Credit Agreement.  In connection with the Assumed Indemnification Provisions, no Proof of Claim, request for administrative expense, or cure claim need be Filed.  Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Assumed Indemnification Provisions.  Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or other applicable parties under the Assumed Indemnification Provisions.  For the avoidance of doubt, (i) the Assumed Indemnification Provisions shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the

Effective Date, subject to the terms and conditions of the Assumed Indemnification Provisions, and (ii) the New General Partner shall not assume nor be deemed to assume any liabilities with respect to any Indemnification Provision of a Previous D&O.

G.                                    Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article VI of this Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired.  The deemed rejection provided for in Article VI.A of this Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

H.                                    Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed by the Debtors or the Reorganized Debtors shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing has been previously rejected or repudiated or is rejected or repudiated hereunder.  Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.                                     Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, initial distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Initial Distribution Date or as soon thereafter as is practicable.  Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day.  Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Article VIII hereof.

B.                                     No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the Confirmation Order or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

C.                                    Distributions by the Reorganized Debtors or Other Applicable Distribution Agent

Other than as specifically set forth below, the Reorganized Debtors or other applicable Distribution Agent shall make all distributions required to be distributed under this Plan.  Distributions on account of the Allowed Prepetition Debt Claims and Allowed DIP Facility Claims shall be made to the Prepetition Agents and the DIP Credit Agreement Agent, respectively, and such agent will be, and shall act as, the Distribution Agent with respect to its respective Class of Claims in accordance with the terms and conditions of this Plan and the applicable loan documents.  All distributions to Holders of Prepetition Debt Claims and DIP Facility Claims shall be deemed completed when made by the Reorganized Debtors to the Prepetition Agents and the DIP Credit Agreement Agent, as applicable.  The Reorganized Debtors may employ or contract with other entities to assist in or make the distributions required by this Plan and may pay the reasonable fees and expenses of such entities and the Distribution Agents in the ordinary course of business.  No Distribution Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

D.                                    Delivery and Distributions; Undeliverable or Unclaimed Distributions

1.              Record Date for Distributions

On the Distribution Record Date, the Claims Register (and the Debtors’ books and records with respect to the Holders of Old GP/LP Equity Interests) shall be closed.  Accordingly, the Debtors, the Reorganized Debtors or other applicable Distribution Agent will have no obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim (other than DIP Credit Agreement Claims and Prepetition Debt Claims) or Allowed Equity Interest that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims (other than DIP Credit Agreement Claims and Prepetition Debt Claims) or Allowed Equity Interest who are Holders of such Claims or Equity Interests, or participants therein, as of the close of business on the Distribution Record Date.  The Reorganized Debtors or other applicable Distribution Agent shall be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date; provided, however, that the Distribution Record Date shall not apply to the DIP Credit Agreement Claims or Prepetition Debt Claims.

2.              Delivery of Distributions in General

Except as otherwise provided herein, the Debtors, the Reorganized Debtors or other applicable Distribution Agent, as applicable, shall make distributions to Holders of Allowed Claims and Allowed Equity Interests, or in care of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ or other applicable Distribution Agent’s books and records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined in the discretion of the applicable Distribution Agent (subject to the terms and conditions of the DIP Credit Agreement and the relevant Prepetition Debt Documents, if applicable); provided further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in the latest Proof of Claim Filed by such Holder pursuant to Bankruptcy Rule 3001 as of the Distribution Record Date and the address for each Holder of an Allowed Equity Interest shall be deemed to be the address set forth in the Debtors’ books and records, or as may be held by the applicable transfer agent or similar such agency.

3.              Minimum Distributions

Notwithstanding anything herein to the contrary, no Distribution Agent shall be required to make distributions or payments of less than $25.00 (whether in Cash or otherwise) or to make partial distributions or payments of fractions of dollars or New GP/LP Equity Interests, in each case with respect to Impaired Claims or Impaired Equity Interests.  With respect to Impaired Claims and Impaired Equity Interests, whenever any payment or distribution of a fraction of a dollar or share/unit of New GP/LP Equity Interest under this Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or share/unit of New GP/LP Equity Interest (up or down), with half dollars and half shares/units of New GP/LP Equity Interest or more being rounded up to the next higher whole number and with less than half dollars and half shares/units of New GP/LP Equity Interest being rounded down to the next lower whole number (and no Cash shall be distributed in lieu of such fractional New GP/LP Equity Interest).

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim that is Impaired under this Plan if: (a) the aggregate amount of all distributions authorized to be made on the Subsequent Distribution Date in question is or has an economic value less than $25,000, unless such distribution is a final distribution; or (b) the amount to be distributed to the specific Holder of an Allowed Claim on such Subsequent Distribution Date does not constitute a final distribution to such Holder and is or has an economic value less than $25.00, which shall be treated as an undeliverable distribution under Article VII.D.4 below.

4.              Undeliverable Distributions

(a)                                 Holding of Certain Undeliverable Distributions

If the distribution to any Holder of an Allowed Claim or an Allowed Equity Interest is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then current address in accordance with the time frames described in Article VII.D.4(b) hereof, at which time all currently due but missed distributions shall be made to such Holder on the next Subsequent Distribution Date (or such earlier date as determined by the applicable Distribution Agent).  Undeliverable distributions shall remain in the possession of the Reorganized Debtors or in the applicable reserve, subject to Article VII.D.4(b) hereof, until such time as any such distributions become deliverable.  Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

(b)                                 Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim or an Allowed Equity Interest (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a right pursuant to this Plan for an undeliverable or unclaimed distribution within ninety (90) days after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property, or any Distribution Agent.  In such case, any Cash, Plan Securities, or other property reserved for distribution on account of such Claim or Equity Interest shall become the property of the Reorganized Debtors, free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary.  Any such Cash, Plan Securities, or other property shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan.  Nothing contained in this Plan shall require the Debtors, the

Reorganized Debtors, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim or an Allowed Equity Interest.

(c)                                  Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims or Allowed Equity Interests shall be null and void if not negotiated within ninety (90) days after the issuance of such check.  Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim or Allowed Equity Interest with respect to which such check originally was issued.  Any Holder of an Allowed Claim or Allowed Equity Interest holding an un-negotiated check that does not request reissuance of such un-negotiated check within ninety (90) days after the date of mailing or other delivery of such check shall have its rights for such un-negotiated check discharged and be forever barred, estopped and enjoined from asserting any such right against the Debtors, their Estates, the Reorganized Debtors, or their respective assets or property.  In such case, any Cash held for payment on account of such Claims or Equity Interests shall become the property of the Reorganized Debtors, free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary.  Any such Cash shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan.

E.                                     Compliance with Tax Requirements

In connection with this Plan and all distributions hereunder, the Reorganized Debtors or other applicable Distribution Agent shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.  The Reorganized Debtors or other applicable Distribution Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.  All Persons holding Claims or Equity Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes, and each Holder of an Allowed Claim or an Allowed Equity Interest shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

F.                                     Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

G.                                    Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option of the applicable Distribution Agent, by checks drawn on, or wire transfer from, a domestic bank selected by such Distribution Agent.  Cash payments to foreign creditors may be made, at the option of the applicable Distribution Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

H.                                    Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, on the Initial Distribution Date (or if a Claim is not an Allowed Claim on the Effective Date, on the Subsequent Distribution Date occurring after such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class.  If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in the applicable class treatment or in Article VIII hereof.  Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

I.                                         Setoffs

Without altering or limiting any of the rights and remedies of the Debtors and the Reorganized Debtors under section 502(d) of the Bankruptcy Code, all of which rights and remedies are hereby reserved, the Debtors and the Reorganized Debtors, in consultation with the Majority Noteholders, may, but shall not be required to, withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim (other than any Allowed Prepetition Credit Agreement Claims, Allowed DIP Credit Agreement Claims, and Allowed Prepetition Notes Claims) an amount equal to any claims, Causes of Action and Litigation Claims of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim; provided that, at least ten (10) days prior to effectuating such withholding, the Debtors or the Reorganized Debtors, as applicable, shall provide written notice thereof to the applicable Holder of such Claim, and all objections and defenses of such Holder to such withholding are preserved.  In the event that any such claims, Causes of Action or Litigation Claims are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim (other than any Allowed Prepetition Credit Agreement Claims, Allowed DIP Credit Agreement Claims, and Allowed Prepetition Notes Claims) and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved claims, Causes of Action or Litigation Claims.  Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, Causes of Action or Litigation Claims, all of which are reserved unless expressly released or compromised pursuant to this Plan or the Confirmation Order.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED,

AND DISPUTED CLAIMS AND EQUITY INTERESTS

A.                                     Resolution of Disputed Claims and Equity Interests

1.              Allowance of Claims and Equity Interests

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim or Equity Interest, including, without limitation, the right to assert any objection to Claims or Equity Interests based on the limitations imposed by section 502 or section 510 of the Bankruptcy Code.

2.              Prosecution of Objections to Claims and Equity Interests

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors shall have the authority to File objections to Claims and Equity Interests (other than those that are Allowed under this Plan) and settle, compromise, withdraw or litigate to judgment objections to any and all such Claims and Equity Interests, regardless of whether such Claims and Equity Interests are in an Unimpaired Class or otherwise; provided, however, this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases.  From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim and Disputed Equity Interest without any further notice to or action, order or approval of the Bankruptcy Court.  The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

3.              Claims Estimation

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any such Claim, whether for allowance or to determine the maximum amount of such Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection.  All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.  The rights and objections of all parties are reserved in connection with any such estimation.

4.              Deadline to File Objections to Claims and Equity Interests

Any objections to Claims shall be Filed by no later than the Claims Objection Deadline; provided that nothing contained herein shall limit the Reorganized Debtors’ right to object to Claims, if any, Filed or amended after the Claims Objection Deadline.  Moreover, notwithstanding the expiration of such objection deadline, the Debtors or the Reorganized Debtors shall continue to have the right to amend any claims objections and to file and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is Allowed.  Moreover, notwithstanding the expiration of the Claims Objection Deadline, the Reorganized Debtors shall continue to have the right to amend any claims or other objections and to File and prosecute supplemental objections and counterclaims to a Disputed Claim until such Disputed Claim is or becomes Allowed by Final Order.

Any objections to Equity Interests shall be Filed by no later than the Old GP/LP Objection Deadline.  Moreover, notwithstanding the expiration of such objection deadline, the Reorganized Debtors shall continue to have the right to amend any objections and to file and prosecute supplemental objections and counterclaims to a Disputed Equity Interest until such Disputed Equity Interest is or becomes Allowed by Final Order.

B.                                     No Distributions Pending Allowance

Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim or Disputed Equity Interest unless and until all objections to such Disputed Claim or Disputed Equity Interest have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim or Disputed Equity Interest is or becomes Allowed by Final Order.

C.                                    Distributions on Account of Disputed Claims and Disputed Equity Interests Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims and Allowed Equity Interests

On each Subsequent Distribution Date (or such earlier date as determined by the Reorganized Debtors in their sole discretion), the Reorganized Debtors or other applicable Distribution Agent will make distributions (a) on account of any Disputed Claim and Disputed Equity Interest that has become Allowed during the preceding calendar quarter, and (b) on account of previously Allowed Claims and Allowed Equity Interests of property that would have been distributed to the Holders thereof on the dates distributions previously were made to Holders of Allowed Claims and Allowed Equity Interests in such Class had the Disputed Claims and Disputed Equity Interests that have become Allowed or Disallowed been Allowed or Disallowed, as applicable, on such dates.  Such distributions will be made pursuant to the applicable provisions of Article VII of this Plan.  For the avoidance of doubt, but without limiting the terms or conditions of Article VII.B or Paragraph B of this Article VIII, any dividends or other distributions arising from property distributed to holders of Allowed Claims and Allowed Equity Interests in a Class and paid to such Holders under this Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim and Disputed Equity Interest in such Class that becomes Allowed after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims and Allowed Equity Interests in such Class.

D.                                    Reserve for Disputed Claims and Disputed Equity Interests

The Debtors, the Reorganized Debtors, and the Distribution Agent may, in their respective sole discretion, establish such appropriate reserves for Disputed Claims and Disputed Equity Interests in the applicable Class(es) as it determines necessary and appropriate, in each case with the consent of the Majority Noteholders in the manner set forth in the Restructuring Support Agreement or as approved by order of the Bankruptcy Court.  Without limiting the foregoing, reserves (if any) for Disputed Claims and Disputed Equity Interests shall equal, as applicable, an amount of property equal to 100% of distributions to which Holders of Disputed Claims and Disputed Equity Interests in each applicable Class would otherwise be entitled under this Plan as of such date if such Disputed Claims and Disputed Equity Interests were Allowed in their respective Face Amount (or based on the Debtors’ books and records if the applicable Holder has not yet Filed a Proof of Claim or Proof of Interest and the applicable bar date has not yet expired); provided, however, that the Debtors and the Reorganized Debtors, as applicable, shall have the right to file a motion seeking to estimate any Disputed Claims or Disputed Equity Interest.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.                                     Conditions Precedent to Confirmation

It shall be a condition to Confirmation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1.              This Plan and the Restructuring Documents shall be in form and substance consistent in all respects with the Restructuring Term Sheet and otherwise acceptable to the Special Restructuring

Committee and the Majority Noteholders in the manner set forth in the Restructuring Support Agreement; and

2.              The Confirmation Order shall have been entered by the Bankruptcy Court, and such order shall be in form and substance consistent in all respects with the Restructuring Term Sheet and otherwise acceptable to the Special Restructuring Committee and the Majority Noteholders in the manner set forth in the Restructuring Support Agreement.

B.                                     Conditions Precedent to Consummation

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof.

1.              The Confirmation Order shall have become a Final Order and such order shall not have been amended, modified, vacated, stayed, or reversed;

2.              The Confirmation Date shall have occurred;

3.              The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order), in form and substance acceptable to the Special Restructuring Committee and the Majority Noteholders in the manner set forth in the Restructuring Support Agreement, authorizing the assumption, assumption and assignment and rejection of the Executory Contracts and Unexpired Leases by the Debtors as contemplated in this Plan and the Plan Supplement;

4.              This Plan and the Restructuring Documents shall not have been amended or modified other than in a manner in form and substance consistent in all respects with the Restructuring Term Sheet and otherwise acceptable to the Special Restructuring Committee and the Majority Noteholders in the manner set forth in the Restructuring Support Agreement;

5.              The Restructuring Documents shall have been filed, tendered for delivery, and been effectuated or executed by all Entities party thereto (as appropriate), and in each case in full force and effect.  All conditions precedent to the effectiveness of such Restructuring Documents, including, without limitation, the Exit Facility Loan Agreement and the New Second Lien Notes Agreement, shall have been satisfied or waived pursuant to the terms of such applicable Restructuring Documents (or shall be satisfied concurrently with the occurrence of the Effective Date);

6.              All DIP Credit Agreement Claims will have been paid off in full in Cash, or will be paid in full in Cash simultaneously with the effectiveness of the Plan, or will have received or will receive such other treatment as the Holders of DIP Credit Agreement Claims and the Debtors shall have agreed to in writing, in accordance with the terms of the DIP Credit Agreement;

7.              All consents, actions, documents, certificates and agreements necessary to implement this Plan and the transactions contemplated by this Plan shall have been, as applicable, obtained and not otherwise subject to unfulfilled conditions, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and in each case in full force and effect;

8.              All governmental approvals and consents, including Bankruptcy Court approval, that are applicable and legally required for the consummation of this Plan shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and, to the extent applicable, all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired;

9.              The New Board shall have been selected;

10.       The conditions to the effectiveness of the Exit Facility Credit Agreement and the New Second Lien Notes Agreement shall have been satisfied or waived and such agreements shall have closed or will close simultaneously with the effectiveness of this Plan;

11.       The Restructuring Support Agreement shall be in full force and effect and shall not have been terminated in accordance with its terms;

12.       The Carve Out Reserve shall have been funded in full in Cash by the Debtors in accordance with the terms and conditions of this Plan;

13.       The Wind-Down Reserve shall have been funded in the amount of $125,000 by the Debtors in accordance with the terms and conditions of this Plan; and

14.       To the extent invoiced, all (i) Prepetition Credit Agreement Agent & Lenders Fees and Expenses and (ii) Prepetition Notes Fees and Expenses shall have been paid in full in Cash or reserved in a manner acceptable to the Majority Noteholders (or approved by order of the Bankruptcy Court) to the extent of any disputes related thereto.

C.                                    Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and Consummation of this Plan set forth in this Article IX may be waived by the Debtors, with the prior written consent of the Majority Noteholders in the manner set forth in the Restructuring Support Agreement, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan.  The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

D.                                    Effect of Non-Occurrence of Conditions to Confirmation or Consummation

If the Confirmation or the Consummation of this Plan does not occur with respect to one or more of the Debtors, then this Plan shall, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (3) constitute an Allowance of any Claim or Equity Interest; or (4) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

ARTICLE X.

RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS

A.                                     General

With respect to Class 5 Claims only, pursuant to section 1123 of the Bankruptcy Code, and in consideration for the classification, distributions, releases and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of such Class 5 Claims.

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise.  As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Equity Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided, however, that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan.

B.                                     Release of Claims and Causes of Action

1.                                      Release by the Debtors and their Estates.  Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in this Plan, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtors and the Reorganized Debtors, in their respective individual capacities and as debtors-in-possession, and on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code (collectively, the “Debtor Releasing Parties”) will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released and waived by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all claims, Causes of Action, Released and Settled Claims, Litigation Claims and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, this Plan, the Restructuring Support Agreement and the Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Restructuring Support Agreement, this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (ii) any Causes of Action relating to the MSHA Action (other than against a member of the Special Restructuring Committee); and/or (iii) the rights of such Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court.  The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release.  Notwithstanding the foregoing, nothing in this Article X.B shall or shall be deemed to (i) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (ii) operate as a release or waiver of any Intercompany Claims, in each case unless otherwise expressly provided for in this Plan.

2.                                      Release By Third Parties.  Except as otherwise expressly provided in this Plan, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party (together with the Debtor Releasing Parties, the “Releasing Parties”) will be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full waiver and release to each of the Released Parties (and each such Released Party so released shall be deemed forever released and waived by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third Party Release”) from any and all claims, Causes of Action, Released and Settled Claims, Litigation Claims and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, this Plan, the Restructuring Support Agreement and the Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Restructuring Support Agreement, this Plan, the Disclosure Statement, the Plan Supplement, the Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third Party Release shall not operate to waive or release (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Released Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; (ii) any Causes of Action relating to the MSHA Action (other than against a member of the Special Restructuring Committee); and/or (iii) the rights of such Non-Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan or assumed pursuant to this Plan or Final Order of the Bankruptcy Court.  The foregoing release shall be effective as of the Effective Date, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order will permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third Party Release.

C.                                    Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims.  Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party.  The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

D.                                    Discharge of Claims and Equity Interests

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan (including, without limitation, Article V.E and V.F of this Plan) or the Confirmation Order, effective as of the Effective Date, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtors or any of their respective assets or properties, including any interest accrued on such Claims or Equity Interests from and after the Petition Date, and regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, distributed or retained pursuant to this Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by this Plan (including, without limitation, Article V.E and V.F of this Plan) or the Confirmation Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code.  Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

Except as otherwise expressly provided by this Plan (including, without limitation, Article V.E and V.F of this Plan) or the Confirmation Order, upon the Effective Date: (i) the rights afforded herein and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their respective assets, property, or Estates; (ii) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and each of the Debtor’s liability with respect thereto shall be extinguished completely without further notice or action; and (iii) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

E.                                     Exculpation

Effective as of the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any claims, Causes of Action or Released and Settled Claim for any act taken or omitted to be taken on or after the Petition Date and prior to or on the Effective Date in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or Consummation of this Plan, the Disclosure Statement, the Restructuring Documents or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan, including the Restructuring Support Agreement, or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or Consummation of this Plan; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction; and/or (ii) the rights of any Person or Entity to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan or assumed pursuant to this Plan or Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions.  The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person.  Notwithstanding the foregoing, nothing in this Article X.E shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in this Plan.

F.                                     Preservation of Causes of Action

1.              Maintenance of Causes of Action

Except as otherwise provided in this Article X (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or elsewhere in this Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases.  The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Litigation Claims without notice to or approval from the Bankruptcy Court.

2.              Preservation of All Causes of Action Not Expressly Settled or Released

Except as otherwise expressly provided in this Plan, the Debtors expressly reserve all Causes of Action and Litigation Claims for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Litigation Claims as a result of the Confirmation or Consummation of this Plan or based on the Disclosure Statement, this Plan or the Confirmation Order, except in each case where such Causes of Action or Litigation Claims have been expressly waived, relinquished, released, compromised or settled in this Plan (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or any other Final Order (including, without limitation, the Confirmation Order).  In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

G.                                    Injunction

Except as otherwise expressly provided in this Plan or the Confirmation Order, from and after the Effective Date, all Persons and Entities are, to the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined from (i) commencing or continuing, in any manner or in any place, any suit, action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff (except to the extent such setoff was exercised prior to the Petition Date) or right of subrogation of any kind; or (v) commencing or continuing in any manner any action or other proceeding of any kind, in each case on account of or with respect to any Claim, demand, liability, obligation, debt, right, Cause of Action, equity interest, or remedy released or to be released, exculpated or to be exculpated, settled or to be settled or discharged or to be discharged pursuant to the Plan or the Confirmation Order against any Person or Entity so released, discharged, or exculpated (or the property or estate of any Person or Entity so released, discharged, or exculpated).  All injunctions or stays provided for in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

H.                                    Binding Nature Of Plan

On the Effective Date, and effective as of the Effective Date, this Plan shall bind, and shall be deemed binding upon, the Debtors, the Reorganized Debtors, any and all Holders of Claims against and Equity Interests in the Debtors, all Persons and Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in this Plan, each Person and Entity acquiring property under this Plan, any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors and the respective successors and assigns of each of the foregoing, to the maximum extent permitted by applicable law, and notwithstanding whether or not such Person or Entity (i) will receive or retain any property, or interest in property, under this Plan, (ii) has Filed a Proof of Claim or Interest in the Chapter 11 Cases, or (iii) failed to vote to accept or reject this Plan, affirmatively voted to reject this Plan, or is conclusively presumed to reject this Plan.

I.                                         Released and Settled Claims.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, this Plan incorporates an integrated compromise, settlement and release of the Released and Settled Claims, to achieve a beneficial and efficient resolution of these Chapter 11 Cases for all parties in interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such Released and Settled Claims and the Court’s determination that such compromises and settlements are in the best interests of the Debtors, their estates, the Reorganized Debtors, creditors and all other parties in interest, and are fair, equitable and within the range of reasonableness. The compromises, settlements and releases described herein shall be deemed nonseverable from each other and from all other terms of this Plan.

J.                                       Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Person or Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

K.                                    Integral Part of Plan

Each of the provisions set forth in this Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action are an integral part of this Plan and essential to its implementation.  Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

ARTICLE XI.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:

1.              allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Equity Interest;

2.              grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date; provided, however, that, from and after the Effective Date, the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3.              resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4.              resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5.              ensure that distributions to Holders of Allowed Claims or Allowed Equity Interests are accomplished pursuant to the provisions of this Plan;

6.              decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided, however that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7.              enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement or the Disclosure Statement;

8.              resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Person or Entity’s obligations incurred in connection with this Plan;

9.              hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10.       issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of this Plan;

11.       enforce the terms and conditions of this Plan, the Confirmation Order, and the Restructuring Documents;

12.       resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

13.       hear and determine all Litigation Claims;

14.       enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

15.       resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any release or exculpation adopted in connection with this Plan; and

16.       enter an order concluding or closing the Chapter 11 Cases.

Notwithstanding the foregoing, (i) any dispute arising under or in connection with the Exit Credit Agreement or New Second Lien Notes Agreement shall be dealt with in accordance with the provisions of the applicable document and (ii) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article of the Plan, the provisions of this Article

XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.                                     Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

B.                                     Payment of Statutory Fees; Post-Effective Date Fees and Expenses

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code (“Quarterly Fees”) prior to the Effective Date shall be paid by the Debtors on the Effective Date.  The Debtors shall file all quarterly reports that become due prior to the Effective Date when they become due, in a form reasonably acceptable to the U.S. Trustee.  On and after the Effective Date, the Reorganized Debtors shall pay any and all Quarterly Fees when due and payable, and shall file with the Bankruptcy Court quarterly reports when they become due in a form reasonably acceptable to the United States Trustee.  Each Debtor and Reorganized Debtor shall remain obligated to pay Quarterly Fees to the Office of the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

Subject to Article XII.R of this Plan, the Reorganized Debtors shall pay the liabilities and charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, the reasonable fees, expenses, and disbursements of the Distribution Agents and the fees, costs and expenses incurred by Professionals incurred on or after the Effective Date in connection with the implementation, enforcement and Consummation of this Plan and the Restructuring Documents.

C.                                    Conflicts

In the event that a provision of the Restructuring Documents or the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of this Plan or the Confirmation Order, the provision of this Plan and the Confirmation Order (as applicable) shall govern and control to the extent of such conflict.  In the event that a provision of this Plan conflicts with a provision of the Confirmation Order, the provision of the Confirmation Order shall govern and control to the extent of such conflict.

D.                                    Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order in a way that is in form and substance consistent in all respects with the Restructuring Term Sheet and otherwise acceptable to the Special Restructuring Committee and the Majority Noteholders in the manner set forth in the Restructuring Support Agreement, in accordance with section 1127(a) of the Bankruptcy Code; and (b) after the entry of the

Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify this Plan in a way that is in form and substance consistent in all respects with the Restructuring Term Sheet and otherwise acceptable to the Special Restructuring Committee and the Majority Noteholders in the manner set forth in the Restructuring Support Agreement, in accordance with section 1127(b) of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan.  A Holder of a Claim or Equity Interest that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such Holder.

E.                                     Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date and/or to File subsequent chapter 11 plans, with respect to one or more of the Debtors.  If the Debtors revoke or withdraw this Plan, or if Confirmation or Consummation of this Plan does not occur with respect to one or more of the Debtors, then with respect to the applicable Debtor or Debtors for which this Plan was revoked or withdrawn or for which Confirmation or Consummation of this Plan did not occur: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the applicable Debtors or any other Entity; (b) prejudice in any manner the rights of the applicable Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the applicable Debtors or any other Entity.

F.                                     Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Holders of Claims and Equity Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns.  The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

G.                                    Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and this Plan is Consummated.  Neither the filing of this Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

H.                                    Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

I.                                         Severability

If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

J.                                       Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by this Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtors:

Superior Silica Sands LLC
5600 Clearfork Main Street, Suite 400
Fort Worth, Texas 76109
Attn: Roy Messing, Chief Restructuring Officer
Direct Dial: (203) 241-6082
Fax: (212) 818-1551
Email: roy.messing@ankura.com

with a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attn: Keith A. Simon
Direct Dial: (212) 906-1372
Fax: (212) 751-4864
Email: keith.simon@lw.com

If to the Committee:

Kilpatrick Townsend & Stockton LLP
1114 Avenue of the Americas
New York, NY 1006
Attn: Todd C. Meyers
David M. Posner
Direct Dial: (212) 775-8700
Fax: (212) 775-8800
Email: tmeyers@kilpatricktownsend.com
dposner@kilpatricktownsend.com

If to the Prepetition Agents or Majority Noteholders:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Matt Barr
David Griffiths
Telephone: (212) 310-8000
Fax: (212) 310-8007
Email: matt.barr@weil.com
david.griffiths@weil.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile, or (c) if sent by electronic mail, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic “read receipt” does not constitute acknowledgment of an email for purposes of this Section.  Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing.  Any element of a party’s address that is not specifically changed in a Notice will be assumed not to be changed.  Sending a copy of a Notice to a party’s legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party.  The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a party.

K.                                    Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code

Pursuant to and to the extent set forth in section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer of property, pursuant to or in connection with this Plan or the Restructuring Documents shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States or by any other Governmental Unit, and the Confirmation Order shall direct the appropriate federal, state or local (domestic or foreign) governmental officials or agents to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents evidencing such action or event without the payment of any such Stamp or Similar Tax or governmental assessment.  Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of, transactions contemplated by and the distributions to be made under this Plan or the Restructuring Documents, (ii) the issuance and distribution of the New GP/LP Equity Interests or Plan Securities and Documents, and (iii) the maintenance or creation of security interests or any Lien as contemplated by this Plan or the Restructuring Documents.

L.                                      Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

M.                                  Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

N.                                    Schedules

All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated herein and are a part of this Plan as if set forth in full herein.

O.                                    No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Committee, the Prepetition Credit Agreement Agent, the Prepetition Notes Agent, the Prepetition Credit Agreement Lenders, the Prepetition Notes Lenders, and their respective professionals.  Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, the Exhibits and the Plan Schedules, and the agreements and documents ancillary or related thereto.  Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, the Exhibits or the Plan Schedules, or the documents ancillary and related thereto.

P.                                     Entire Agreement

Except as otherwise provided herein or therein, this Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan and the Restructuring Documents.

Q.                                    Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and Local Rule 3022-1, and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

R.                                     Dissolution of Committee

On and as of the Effective Date and notwithstanding any term or provision to the contrary in Article XII.B of this Plan, any Committee shall dissolve automatically and its members shall be released and discharged from all rights, duties and responsibilities arising from, or related to, the Chapter 11 Cases.  The Reorganized Debtors shall not be responsible for paying any fees, costs, or expenses incurred by the members, professionals, or advisors to any Committee after the Effective Date.

S.                                      2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Confirmation Hearing to receive documents pursuant to Bankruptcy Rule 2002.

Respectfully submitted,

EMERGE ENERGY SERVICES LP AND ITS AFFILIATE DEBTORS

By:	/s/ Bryan M. Gaston
Name:	Bryan M. Gaston
Title:	Restructuring Officer

Exhibit A

Preferred Interests Term Sheet

Exhibit B

New Warrants Term Sheet